Exhibit 2.1

PHILLIPS EDISON VALUE ADDED GROCERY VENTURE, LLC
a Delaware limited liability company
LIMITED LIABILITY COMPANY AGREEMENT
Dated as of March 22, 2016
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

TABLE OF CONTENTS

Article I DEFINITIONS	1

Section 1.1	Definitions 1

Section 1.2	Construction 17

Section 1.3	Including 17

Article II ORGANIZATION	17

Section 2.1	Formation 17

Section 2.2	Company Name 17

Section 2.3	The Certificate, Etc 17

Section 2.4	Term of the Company 17

Section 2.5	Registered Office, Registered Agent, Principal Office, Other Offices 17

Section 2.6	Purposes 18

Section 2.7	Powers of the Company 18

Section 2.8	Foreign Qualification 19

Section 2.9	No State Law Partnership 19

Section 2.10	Subsidiaries 20

Article III COMPANY INVESTMENTS; MEMBERSHIP; CAPITAL CONTRIBUTIONS	20

Section 3.1	Company Investments. 20

Section 3.2	Members 21

Section 3.3	No Liability of Members. 24

Section 3.4	Capital Contributions. 24

Section 3.5	Mortgage Loan; Financing 28

Section 3.6	Certification of Membership Interests 29

Section 3.7	Other Activities 29

Article IV CAPITAL ACCOUNTS	30

Section 4.1	Establishment and Determination of Capital Accounts 30

Section 4.2	Computation of Amounts 30

Section 4.3	Negative Capital Accounts 31

Section 4.4	Company Capital 31

Section 4.5	Adjustments to Book Value 31

Section 4.6	Compliance With Treasury Regulations Section 1.704-l(b) 32

Section 4.7	Transfer of Capital Accounts 32

Article V DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES	32

Section 5.1	Generally 32

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Section 5.2	Initial Distribution 33

Section 5.3	Net Operating Cash Flow Distributions 33

Section 5.4	Profits Interest 33

Section 5.5	Allocation of Profits and Losses. 34

Section 5.6	Special Allocations 34

Section 5.7	Tax Allocations. 36

Section 5.8	Definitions. 36

Section 5.9	Section 754 Election 37

Article VI MANAGEMENT POWER, RIGHTS AND DUTIES	38

Section 6.1	Management by the Members. 38

Section 6.2	Manager. 38

Section 6.3	Restrictions on Certain Actions 40

Section 6.4	Limitation on Authority of Members 41

Section 6.5	Meetings of and Voting by Members. 41

Section 6.6	Asset Management Fee 41

Section 6.7	Management Agreement 42

Section 6.8	Intentionally Omitted. 42

Section 6.9	Annual Operating Budget 42

Section 6.10	Reporting Requirements 43

Section 6.11	Agreements with PECO Affiliates 44

Section 6.12	Property Insurance 45

Section 6.13	Contribution Agreement 45

Article VII EXCULPATION AND INDEMNIFICATION	46

Section 7.1	Performance of Duties; No Liability 46

Section 7.1	Confidential Information 46

Section 7.2	Transactions Between the Company and the Members. 47

Section 7.3	Right to Indemnification 47

Section 7.4	Advance Payment 48

Section 7.5	Indemnification of Agents 48

Section 7.6	Indemnitor of First Resort 48

Section 7.7	Indemnity Survival Period 49

Section 7.8	Appearance as a Witness 49

Section 7.9	Nonexclusivity of Rights 49

Section 7.10	Insurance 49

Section 7.11	Savings Clause 49

Section 7.12	Limited Liability 49

Article VIII TAXES	50

Section 8.1	Tax Returns; Tax Elections 50

Section 8.2	Tax Matters Partner 50

Section 8.3	Reserves 51

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Section 8.4	Code Section 83 Safe Harbor Election 51

Article IX TRANSFERS AND OTHER EVENTS	52

Section 9.1	Transfer of Interest 52

Section 9.2	Assignments Generally; Substituted Member 52

Section 9.3	Rights and Obligations of Assignees and Transferring Members
53

Section 9.4	Effect of Admission of Member on Transferring Member and Company 54

Section 9.5	Distributions and Allocations Regarding: Transferred Interests
54

Section 9.6	Required Amendments: Continuation 54

Section 9.7	Resignation 54

Section 9.8	No Appraisal Rights 55

Section 9.9	Void Assignment 55

Section 9.10	Buy-Sell. 55

Article X REIT Protection Provisions.	57

Section 10.1	Generally. 57

Section 10.2	Covenants. 57

Section 10.3	Right of First Offer. 59

Article XI DISSOLUTION, LIQUIDATION AND TERMINATION	61

Section 11.1	Dissolution. 61

Section 11.2	Liquidation and Termination 61

Section 11.3	Deemed Distribution and Recontribution 63

Section 11.4	Deficit Capital Accounts 63

Section 11.5	Cancellation of Certificate 63

Article XII GENERAL/MISCELLANEOUS PROVISIONS	63

Section 12.1	Offset 63

Section 12.2	Waiver of Certain Rights 63

Section 12.3	Indemnification and Reimbursement for Payments on Behalf of a Member. 63

Section 12.4	Notices 64

Section 12.5	Agreement with Respect to ERISA Status 65

Section 12.6	Brokers and Finders 65

Section 12.7	Public Announcements 65

Section 12.8	Entire Agreement 65

Section 12.9	Effect of Waiver or Consent 65

Section 12.10	Amendment or Modification 66

Section 12.11	Severability 66

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Section 12.12	Successors and Assigns 66

Section 12.13	Further Assurances 66

Section 12.14	Notice to Members of Provisions 66

Section 12.15	Remedies 67

Section 12.16	WAIVER OF CERTAIN DAMAGES 67

Section 12.17	Prevailing Parties 67

Section 12.18	Third Parties 67

Section 12.19	Governing Law 67

Section 12.20	Waiver of Jury Trial 68

Section 12.21	Waiver of Certain Rights 68

Section 12.22	Counterparts 68

Section 12.23	Descriptive Headings 68

Section 12.24	Conflicts 68

Section 12.25	Time of the Essence Computation of Time 68

Section 12.26	No Strict Construction 68

Section 12.27	Organizational Expenses 69

Section 12.28	Use of Name 69

Exhibit A	Calculation of Internal Rate of Return
Exhibit B	Investment Criteria
Exhibit C	Form of Management Agreement
Exhibit D Exhibit E	Dilution Example Acquisition Process
Exhibit F	Invested Equity
Schedule 1.1-A Schedule 1.1-B	Initial Properties Additional Definitions
Schedule 3.1(A)	Investment Report Information
Schedule 3.2 Schedule 6.3	Members / Capital Commitments Major Decisions

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LIMITED LIABILITY COMPANY AGREEMENT

OF

PHILLIPS EDISON VALUE ADDED GROCERY VENTURE, LLC

A Delaware Limited Liability Company
THIS LIMITED LIABILITY COMPANY AGREEMENT of PHILLIPS EDISON VALUE ADDED GROCERY VENTURE, LLC (the “Company”), dated and effective as of March 22, 2016 (the “Effective Date”), is adopted, executed and entered into by and between PECO VALUE ADDED GROCERY MANAGER, LLC, a Delaware limited liability company (“PECO Member”), PE OP II VALUE ADDED GROCERY, LLC, a Delaware limited liability company (a wholly-owned subsidiary of PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership) (the “REIT Member”) and TPG RE II ELECTRICITY SPV, LP, a Delaware limited partnership (“Investor Member”) (collectively, the “Members”).
RECITALS:
A.    The Members desire to form a joint venture for the purpose of acquiring, owning, operating, leasing and selling grocery-anchored shopping centers in the United States as further set forth in this Agreement.
B.    On February 24, 2016 (the “Formation Date”), the Company was formed pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, § 18-101 et seq. (as from time to time amended and including any successor statute of similar import, the “Act”) by the filing of the Certificate with the Secretary of State of the State of Delaware in accordance with the Act.
C.    Contemporaneously with the entry into this Agreement, the Members have entered into that certain Contribution Agreement (the “Contribution Agreement”), pursuant to which the Members have agreed, among other things, to make certain contributions and deliveries as more particularly described therein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree as follows:

Article I
DEFINITIONS
Section 1.1    Definitions
. As used in this Agreement, the following terms have the following meanings:
“Acquisition Process” shall have the meaning set forth in Section 3.1(A).
“Act” shall have the meaning set forth in Recital B.
“Adjusted Capital Account Deficit” shall have the meaning set forth in Section 5.8(A).
“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person. For purposes of this Agreement, neither the Company nor any Subsidiary shall be deemed to be an Affiliate of any Member or Manager.
“Agreement” means this Limited Liability Company Agreement, as executed and as amended, modified, supplemented or restated from time to time, as the context requires.
“Annual Operating Budget” shall have the meaning given in Section 6.9.
“Approved” or “Approval” means, (i) with respect to a Member, that a decision or action that has been approved or consented to in writing by such Member, and (ii) with respect to any matter considered or to be considered by the Members, the Majority Approval of the Members, except for decisions or actions requiring Unanimous Approval, or as specified otherwise herein.
“Approved Investment” means each Proposed Investment that is Approved by the Members.
“Approved Senior Officer” means Devin Murphy, Joe Schlosser, Ron Meyers, Hal Scudder, Bob Myers, Eric Richter and Ryan Moore, or any replacement senior officers who have a similar level of experience and seniority to the replaced Person, serve the same role in the applicable PECO Group Member and have been Approved by Investor Member in its reasonable discretion.
“Asset Management Fee” shall have the meaning set forth in Schedule 1.1-B.
“Assignee” shall have the meaning set forth in Section 9.1.
“Bad Act” means (i) a theft or misappropriation of funds involving the Company, the Subsidiaries or the Properties that is committed by Jeff Edison or an Approved Senior Officer of a PECO Group Member, (ii) the commission of a felony or any act or omission involving fraud, in each case with respect to the Company, its Subsidiaries or any of the Properties that is committed by Jeff Edison or an Approved Senior Officer of a PECO Group Member, (iii) substantial or repeated failure to comply with the terms of this Agreement, which failure is not cured (if curable) within five (5) days after the Person in question receives written notice thereof or, if not reasonably curable within such period, then within forty-five (45) days so long as the Person in question is diligently attempting to cure and so long as such failure does not constitute an act or conduct falling within

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clause (i) or (ii) above or (iv) below, (iv) gross negligence or intentional misconduct by a Member with respect to the Company or any of its Subsidiaries, (v) any Change of Management of PECO Member while PECO Member is acting as Manager, (vi) Bankruptcy of a Member, (vii) a Leasing Restriction Violation or (viii) any breach of a Lender Guarantee by any PECO Group Member as Guarantor thereunder, or any failure of PECO Control Sponsor to Control any Guarantor prior to a JV Change of Control Event, in each case that results in (A) an Event of Default (as defined in the Mortgage Loan Documents) and Lender exercising its resulting right to accelerate the Mortgage Loan under the Mortgage Loan Documents or (B) the Lender requiring Investor Member or an Affiliate to satisfy the Guarantor Condition. In the event PECO Member is removed as Manager and a replacement Manager is appointed, “Bad Acts” shall mean the conduct described in subclauses (i), (ii), (iii), (iv), (vi) and (viii) of the preceding sentence as applicable to such replacement Manager. For purposes hereof, an action by an officer or employee of PECO Member or Manager or their respective Affiliates which would constitute a Bad Act hereunder shall be deemed to be cured (and shall not result in a Bad Act) in the event that such individual (or independent contractor) promptly is terminated by PECO Member or Manager and/or its Affiliates, and PECO Member promptly indemnifies and holds harmless the Company, the Investor Member, the REIT Member and the Subsidiaries from and against all actual expenses, losses and damages caused by such person’s action or inaction. Notwithstanding the foregoing, if the termination of the individual triggers a Change in Management, then such termination shall continue to constitute a Bad Act and such termination shall not be deemed to cure such Bad Act.
“Bankruptcy” means (i) that the Person, as to whom the word Bankruptcy is to apply, shall have commenced any case, proceeding or other action (a) under the Bankruptcy Code or any existing or future bankruptcy law, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for the Person or for all or any substantial part of the assets of the Person, or the Person shall make a general assignment for the benefit of creditors; or (ii) there shall be commenced against the Person any case, proceeding or other action of a nature referred to in clause (i) above which (a) results in the entry of an order for relief or any such adjudication or appointment and (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) the Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) the Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.
“Book Value” means, with respect to any Property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g) (provided that, in the case of permitted adjustments, the Company chooses to make such adjustments); provided, that the Book Value of any asset contributed to the Company shall be equal to the Fair Market Value of the contributed asset on the date of contribution.
“Business Day” means any day, other than Saturday, Sunday or a day banks are authorized or required to be closed in California.

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“Buy-Sell Deposit” shall have the meaning set forth in Section 9.10(B)(ii).
“Buy-Sell Election Notice” shall have the meaning set forth in Section 9.10(B).
“Buy-Sell Initiating Member” shall have the meaning set forth in Section 9.10.
“Buy-Sell Interest” shall have the meaning set forth in Section 9.10(B)
“Buy-Sell Notice” shall have the meaning set forth in Section 9.10.
“Buy-Sell Offer” shall have the meaning set forth in Section 9.10.
“Buy-Sell Price” shall have the meaning set forth in Section 9.10.
“Buy-Sell Responding Member” shall have the meaning set forth in Section 9.10.
“Capital Account” shall have the meaning set forth in Section 4.1.
“Capital Call” shall have the meaning set forth in Section 3.4(B).
“Capital Contribution” means, with respect to any Member, the contributions made by or on behalf of such Member to the Company pursuant to Article III, which contributions shall be noted opposite such Member’s name on Schedule 3.2, as the same may be amended from time to time, in each case net of any liabilities assumed by the Company from such Member in connection with such contribution and net of any liabilities to which assets contributed by such Member in respect thereof are subject. For the avoidance of doubt, PECO Member shall not be required to make any Capital Contributions under this Agreement.
“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware.
“Change of Management” means, (i) with respect to PECO Member, Jeffrey Edison neither (a) remains a senior officer of PECO or any Successor Entity, nor (b) Controls PECO Member or any Successor Entity; provided, however, that Jeffrey Edison’s death, permanent disability, for-cause termination or departure (provided that following such departure, he is not engaged in a business competitive with the Company, PECO Member or any Successor Entity) shall not trigger a Change of Management if and so long as, following such occurrence, PECO Member or any Successor Entity continues to be managed and operated by at least five (5) Approved Senior Officers, and (ii) with respect to REIT Member, REIT Member ceases to be directly or indirectly managed (whether externally or internally) by PECO, Jeff Edison, at least five (5) of the Approved Senior Officers, or by a manager that, together with its Affiliates, manages (including self-manages) at least 5,000,000 square feet of institutional quality real estate assets.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

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“Commitment Period” means, with respect to each Member, the period of time ending on the third (3rd) anniversary of the date hereof at 11:59 p.m. Pacific Time.
“Company” means the Delaware limited liability company formed pursuant to the Certificate and this Agreement, as such limited liability company may be constituted from time to time, and including its successors.
“Company Accountant” means the accounting firm selected from time to time pursuant to Schedule 6.3.
“Company Minimum Gain” shall have the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).
“Competing Building” means a grocery-anchored shopping center owned in whole or in part, directly or indirectly, by a PECO Control Group member and which is located within a five (5) mile radius of any Property.
“Confidential Information” means information that is not generally known to the public and relating to the Company, its Subsidiaries or the Members in connection with the Company’s business, including but not limited to (i) financial information and projections, (ii) products or services, (iii) fees, costs and pricing structures, (including without limitation the Asset Management Fee and Promote, as they relate to Investor Member), (iv) designs, (v) analysis, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) tenants, customers and tenant, clients and customer or client lists, (xiii) copyrightable works, (xiv) all technology and trade secrets, and (xv) all similar and related information in whatever form.
“Contribution Agreement” shall have the meaning set forth in Recital C and shall include the Transaction Documents as defined in such Contribution Agreement.
“Control” means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct, or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power with respect to major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.
“Credit Agreement” means that certain Line of Credit Facility Agreement, dated as of March 22, 2016, among Aspen Park Station LLC, Berry Station LLC, Crossroads Town Station LLC, Grand Bay Station LLC, Highlands Station LLC, and Moreno Marketplace Station LLC (collectively, the “Borrowers”), Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Book Runner, and the lenders party thereto from time to time.

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“Deadlock Event” means (other than with respect to the Annual Operating Budget, which is governed by Section 6.9): (i) the failure of the Members to Approve a Major Decision proposed by Investor Member and requiring Unanimous Approval after the second (2nd) anniversary of the date of this Agreement; or (ii) the election by the Investor Member to vote in favor of an extension of the Termination Date to a date later than seven (7) years from the Effective Date, in each case, within thirty (30) days after the request for a written consent or a meeting to vote on such Major Decision.
“Default Amount” shall have the meaning set forth in Section 3.4(E).
“Default Capital Contribution” shall have the meaning set forth in Section 3.4(E).
“Default Company Loan” shall have the meaning set forth in Section 3.4(E).
“Default Loan” shall have the meaning set forth in Section 3.4(E).
“Defaulting Member” shall have the meaning set forth in Section 3.4(E).
“Default Rate” means a per annum rate of interest equal to eighteen percent (18%) per annum, but in no event more than the maximum rate permitted under applicable law.
“Dilution Percentage” shall have the meaning set forth on Schedule 1.1-B.
“Disposition” means the direct or indirect sale, exchange or other disposition by the Company of a Property for cash or other like distribution, the proceeds of which are distributed to the Members as provided herein.
“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (i) any redemption or repurchase by the Company of any Membership Interests, (ii) any recapitalization or exchange of Membership Interests of the Company, (iii) any subdivision or any combination of any outstanding Membership Interests, (iv) any reasonable fees or remuneration paid to any Member in such Member’s capacity as a provider of services to the Company as expressly authorized by the provisions of this Agreement or otherwise approved by the Members, or (v) any principal, interest or other amounts paid to a Member in respect of a Default Company Loan or any other loan made by such Member to the Company.
“Draw Report” shall have the meaning set forth in Section 3.4(B).
“Due Care” means to act (1) in a manner consistent with the implied covenant of good faith and fair dealing under Delaware law and (2) with the same care, skill and diligence with which such Person would perform such actions in respect of properties and investments held for its own account, and with which prudent institutional advisors would perform such obligations in respect of similar properties and investments. For the avoidance of doubt, the standard described in subclause (2) of the preceding sentence shall not be deemed to expand or increase the duty imposed in subclause (1) of the preceding sentence, but shall serve as the standard by which it must perform such duty.

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“Due Diligence Reimbursement” shall have the meaning set forth in Exhibit E.
“Economic Interest” means a Member’s share of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Emergency Capital Requirements” means capital expenditures required in the reasonable judgment of the Manager or Members to prevent or mitigate (i) imminent danger to Persons or property, including the Properties or (ii) Property-level events that are reasonably expected to materially impair a tenant’s ability to operate at a Property in accordance with its lease and which, if not corrected, would constitute a default by the landlord under the applicable lease.
“ERISA” shall have the meaning set forth in Section 3.2(C)(xiii).
“Excluded Portfolio Transactions” means portfolio transactions in excess of $250,000,000 or mergers with entities having in excess of $250,000,000 of assets.
“Exercise Notice” shall have the meaning set forth in Section 10.3(B).
“Fair Market Value” means the fair market value of the asset in question, as determined by the Unanimous Approval of the Members in their good faith judgment as the amount which would be distributable to the Members if the assets of the Company were sold in an orderly transaction designed to maximize proceeds therefrom, and such proceeds were then distributed in accordance with Section 5.3, as determined by the Unanimous Approval of the Members in good faith with due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value, in each case without discount for minority interest. Notwithstanding the foregoing, the Fair Market Value of each Initial Property shall, as of the Effective Date, be deemed to be the Initial Property Value for such Initial Property.
“Final Approval” shall have the meaning set forth in Section 3.1(A).
“Final Report” shall have the meaning set forth in Exhibit E.
“First Hurdle Return Rate” shall have the meaning set forth on Schedule 1.1-B.
“First Offer Notice” shall have the meaning set forth in Section 10.3(A).
“First Participation Percentage” shall have the meaning set forth on Schedule 1.1-B.
“Fiscal Year” means the fiscal year of the Company, which, for federal tax purposes and all other purposes shall be the calendar year. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

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“Flow Through Entity” shall have the meaning set forth in Section 3.2(C)(x).
“Formation Date” shall have the meaning set forth in Recital B.
“Funding Default” shall have the meaning set forth in Section 3.4(E).
“GAAP” shall have the meaning set forth in Section 6.9.
“Gross Capital Proceeds” means, with respect to any Property, the gross proceeds, if any, realized by the Company from the sale, financing, refinancing, condemnation, destruction or other Disposition of such Property or any interest therein.
“Guaranteed Obligation” shall have the meaning set forth in Section 3.5(B)
“Guaranteed Obligation Bad Acts” shall have the meaning set forth in Section 3.5(B).
“Guarantor” shall have the meaning set forth in Section 3.5(B).
“Guarantor Condition” shall have the meaning set forth in the Credit Agreement, or any equivalent requirement in any Mortgage Loan that is outstanding upon the occurrence of a JV Change of Control Event.
“Guaranty Reimbursement Obligations” shall have the meaning set forth in Section 3.5(B).
“Indebtedness” means all indebtedness for borrowed money (including purchase money obligations), all indebtedness under revolving credit arrangements, all capitalized lease obligations and all guarantees of any of the foregoing.
“Indemnifying Member” shall have the meaning set forth in Section 12.3.
“Indemnitees” shall have the meaning set forth in Section 7.3.
“Initial Approval” shall have the meaning set forth in Section 3.1(A).
“Initial Distribution Amount” means, after taking into account the Company’s receipt of the Initial Investor Member Capital Contribution, the Initial Properties, and the proceeds of financing being obtained by the Company in connection the Contribution Agreement, the amount of cash that will be distributed by the Company to REIT Member so that, after giving effect to all initial contributions of the Members, the Initial Distribution Amount and payments under the Contribution Agreement, the initial Membership Interests in the Company are owned eighty percent (80%) by Investor Member and twenty percent (20%) by REIT Member.
“Initial Investor Member Capital Contribution” shall have the meaning set forth in Section 3.4(B)(ii).
“Initial Period” shall have the meaning set forth in Section 10.3(C).

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“Initial Properties” means the properties set forth on Schedule 1.1-A, which shall be contributed to the Company on the Effective Date pursuant to the Contribution Agreement.
“Initial Property Value” means, for each Initial Property, the amount set forth as the “Initial Property Value” for such Initial Property on Schedule 1.1-A.
“Internal Rate of Return” means a return on funds calculated in accordance with Exhibit A attached hereto and made a part hereof.
“Invested Equity” means, with respect to any calendar quarter, the aggregate amount of Capital Contributions on the first day of such calendar quarter that have been contributed on behalf of each Property; provided, that a pro rata share of the aggregate amount of Capital Contributions used to pay operating and other expenses of the Company (to the extent not attributable to a particular Property) shall be allocated for purposes of the Invested Equity to each Property (based on the cost basis of each Property). Invested Equity in any Property shall only be reduced by the proceeds of a Disposition of such Property (and not by Dispositions of other Properties) and shall not be reduced by distributions of any Net Operating Cash Flow, financing, refinancing or other capital event. The amount of the initial Invested Equity for the Initial Properties is set forth on Exhibit F and shall be updated by Manager in connection with each Capital Contribution for each Property.
“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests, limited liability company interests and joint venture interests) of any other Person, and (ii) any capital contribution by such Person to any other Person.
“Investment Company Act” means the Investment Company Act of 1940, 15 U.S.C. §§80a l through 80a-52, as amended from time to time.
“Investment Criteria” shall mean the investment criteria set forth on Exhibit B.
“Investment Report” with respect to a Proposed Investment, a written summary that includes and addresses the material terms of the acquisition strategy for the Proposed Investment; the target purchase price of such Proposed Investment; the operation and, if applicable, development analysis for an expressly stated planned holding period for the Proposed Investment; a budget for the initial calendar year of ownership of such Proposed Investment; and a disposition strategy for the Proposed Investment, as well as data that may be used for a comparison of the Proposed Investment to the Investment Criteria and Investment Threshold. In addition, an Investment Report will include such other information as Manager in good faith deems material in order to inform the Members of the parameters of and strategy with respect to the proposed investment in the Proposed Investment.
“Investment Threshold” shall have the meaning set forth on Schedule 1.1-B.
“Investor Member” shall have the meaning set forth in the introductory paragraph.
“IRR” means as of the actual date of a Distribution, the aggregate internal rate of return per annum that, when used as a discount rate, causes the net present value of the cumulative Distributions

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made to a Member to equal the net present value of the Capital Contributions made by such Member. For such purposes, the internal rate of return shall be calculated using contributions and advances made or credited pursuant to this Agreement as the investment “out flows,” with Available Cash distributed to the Member taken into account as “in flows” on a discounted cash flow basis. All computations of “IRR” shall be made utilizing the “xIRR” function in Microsoft Excel and inputting the dates and amounts of all Capital Contributions and the dates and amounts of all Distributions and shall utilize monthly compounding. In no event shall any funds advanced by a Member to the Company as a loan or any funds received by a Member in payment thereof be included in the calculation of the IRR.
“JV Change of Control Event” shall have the meaning set forth in the Credit Agreement.
“Leasing Restriction Violation” means, during any calendar year, one or more violations of the leasing restriction contained in Section 3.1(C) which result in PECO Control Group members entering into New Leases having aggregate annual base rental payments during the initial term of such New Leases (determined on a straight lining of rents basis) in excess of One Hundred Fifty Thousand Dollars and No/100 ($150,000.00).
“Lender” means any lender making a Mortgage Loan.
“Lender Guarantee” shall have the meaning set forth in Section 3.5(A).
“Loss” shall have the meaning set forth in Section 7.3.
“Losses” means items of Company loss and deduction determined according to Section 4.2.
“Major Decisions” shall have the meaning set forth in Section 6.3.
“Majority Approval” means, with respect to any decision, Approval by the Members holding Membership Interests representing more than fifty percent (50%) of the aggregate Sharing Percentages of all Members.
“Management Agreement” shall have the meaning set forth in Section 6.7.
“Manager” means PECO Member (unless PECO Member is removed as Manager pursuant to Section 6.2) and any Persons hereafter elected or designated as the Manager of the Company as provided in this Agreement.
“Marks” shall have the meaning set forth in Section 12.28.
“Member” means each Person identified on Schedule 3.2 hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Except as expressly provided herein, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

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“Member Commitment” means, with respect to each Member, the amount that is set forth opposite such Member’s name on Schedule 3.2 attached hereto (if any) which represents the amount of the aggregate capital to be contributed by such Member (if any) to the Company as contemplated by Section 3.4.
“Member Indemnitors” shall have the meaning set forth in Section 7.6.
“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3) with respect to “partner nonrecourse debt minimum gain.”
“Member Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2) for the phrase “partner nonrecourse deductions.”
“Membership Interest” means a Member’s interest in the Company, and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to, or otherwise participate in, any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.
“Mortgage Loan” shall have the meaning set forth in Section 3.5.
“Net Capital Proceeds” means, with respect to any Property, the Gross Capital Proceeds from such Property, net of (i) the actual costs and expenses incurred by the Company in connection with the transaction giving rise to such proceeds, (ii) proceeds applied to pay for any outstanding liabilities and unpaid costs for improvements, (iii) proceeds which are applied to repay indebtedness of the Company (including Indebtedness incurred to finance or refinance such Property), together with the outstanding balance and accrued interest on any outstanding Default Company Loans, and (iv) any casualty or condemnation proceeds applied to restoration.
“Net Operating Cash Flow” means, for any period, (i) all cash revenues, interest, rents and other payments received by the Company during such period (excluding Capital Contributions but including Net Capital Proceeds) minus (ii) all debt service payments and cash expenses paid by the Company during such period (excluding debt service payments and cash expenses paid for from the proceeds of borrowings), including Default Company Loan payments, accrued liabilities and expenses, the Asset Management Fee and any fees paid under the Management Agreement, and all additions to reasonable reserves to be Approved by the Members or contemplated in one or more approved Annual Operating Budgets.
“New Lease” means a new contractual agreement to lease, license or otherwise grant permission to occupy real property; excluding, however: (i) any renewal, extension, amendment or other modification of an existing lease, license or other occupancy agreement with respect to an

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existing tenant entity, and (ii) any existing lease, license or other occupancy agreement acquired by a PECO Control Group member in connection with any property acquisition.
“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Non-Defaulting Member” shall have the meaning set forth in Section 3.4(E).
“Non-Guaranteeing Member” shall have the meaning set forth in Section 3.5(B).
“OFAC” shall have the meaning set forth in Section 3.2(C)(vi).
“Other Business” shall have the meaning set forth in Section 3.7.
“Partially Adjusted Capital Account” shall have the meaning set forth in Section 5.8(B).
“Partnership Tax Audit Rules” means Code §§6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.
“PECO” means Phillips Edison & Company, Ltd., an Ohio limited liability company.
“PECO Agreement” shall have the meaning set forth in Section 6.11.
“PECO Control Group” means the PECO Group Members, REIT Member, and any current or future REIT or other Person externally managed by PECO Member or a PECO Group Member.
“PECO Control Sponsor” shall mean (i) Jeffrey S. Edison, an individual, (ii) any five (5) Approved PECO Senior Officers, (iii) any Person managed or Controlled by the Person described in clause (i) or (ii), (iv) Phillips Edison Limited Partnership, a Delaware limited partnership, (v) Phillips Edison Grocery Center Operating Partnership II L.P., a Delaware limited partnership, and/or (vi) Phillips Edison Grocery Center REIT II Inc., a Maryland corporation; provided further, however, in the event of the death, disability or other incapacity, termination or departure of Jeffrey S. Edison, then clause (i) of the foregoing shall mean the executive committee or board of directors or managers that direct the management and the policies of Phillips Edison Grocery Center REIT II Inc., a Maryland corporation.
“PECO Group Member” means PELP and any entity directly or indirectly Controlled by PELP, including, without limitation, PECO. For purposes of this Agreement, PECO Strategic Investment Manager LLC, PECO Strategic Investment Manager II LLC, REIT Member, any current or future REIT externally managed by PECO Member or any of its Affiliates are not PECO Group Members.
“PECO Member” shall have the meaning set forth in the introductory paragraph.

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“PELP” means Phillips Edison Limited Partnership, a Delaware limited partnership.
“Peer Group” means, collectively, the following entities and their successors by merger, acquisition or otherwise:  Brixmor Property Group Inc.; Cedar Shopping Centers, Inc.; Equity One, Inc.; Inland Real Estate Corporation; Kimco Realty Corporation; Kite Realty Group Trust; Ramco-Greshenson Properties Trust; Regency Centers Corporation; Retail Opportunity Investments Corp; Retail Properties of America, Inc.; Weingarten Realty Investors; provided, however, that any of the foregoing entities shall be removed from the Peer Group if its compound annual growth rate of same-store NOI is no longer publicly reported.
“Performance Event” shall occur if, for two (2) consecutive calendar years, the compound annual growth rate of the Company’s same-store NOI is more than six hundred (600) basis points below the average compound annual growth rate of the Peer Group’s same-store NOI growth during such applicable periods where such average is calculated by adding the actual compound annual growth rate of each Peer Group member’s same-store NOI growth and dividing such amount by the total number of Peer Group members.
“Permitted Transfers” shall have the meaning set forth in Section 9.1.
“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.
“Prime Rate” means the most recently announced prime rate in the Money Rates section of the Wall Street Journal as in effect from time to time (or, if more than one rate is published, the highest of such rates).
“Proceeding” shall have the meaning set forth in Section 7.3.
“Profits” means items of Company income and gain determined according to Section 4.2.
“Projected IRR Threshold” shall have the meaning set forth on Schedule 1.1-B.
“Promote” means any distributions received by PECO Member under this Agreement.
“Property” means each Initial Property and each Approved Investment acquired by the Company.
“Property Materials” means all written materials relating to a Proposed Investment (including, without limitation, all written materials relating to all studies, soils tests, surveys (land, engineering, environmental or otherwise), inspections, reports, plans, specifications, maps, permits, approvals and other matters relating to the Property received by, or prepared by or for, Manager or any PECO Group Members).
“Proposed Investment” shall have the meaning set forth in Section 3.1(A).
“Purchase Agreement” shall have the meaning set forth in Exhibit E.

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“Purchase Right” shall have the meaning set forth in Section 10.3.
“Pursuit Costs” means all costs and expenses incurred by PECO Group Members in connection with the due diligence investigation of a Proposed Investment, including but not limited to (i) travel, (ii) costs and expenses paid to third parties, including without limitation for legal, title, environmental, engineering, property condition and risk management studies, reports and analysis, and (iii) costs and expenses of any services performed internally by a PECO Group Member that would otherwise have been performed by a third party. For the avoidance of doubt, Pursuit Costs shall not include recording fees, transfer taxes, costs of financing, or third party brokerage fees, which costs shall be separately paid by the Company at closing in accordance with the terms of the Purchase Agreement.
“Pursuit Costs Budget” shall means with respect to any Proposed Investment that has received Initial Approval, an amount equal to one percent (1%) of such Proposed Investment’s target purchase price. The Pursuit Costs Budget shall be a fixed amount and no written or itemized budget shall be required.
“Qualified Replacement Manager” means a Person that is (i) Investor Member or an Affiliate of Investor Member, (ii) a manager that, together with its Affiliates, manages at least 5,000,000 square feet of institutional quality real estate assets, or (iii) otherwise reasonably acceptable to REIT Member.
“Qualifying Bank” means a bank or trust company that is (i) organized as a banking association or corporation under the laws of the United States or any State thereof, or in the District of Columbia, (ii) subject to supervision or examination by federal, state or District of Columbia banking authorities, (iii) with capital and surplus of not less than $250,000,000, and (iv) the debt securities of which are rated at least “A” by Moody’s Investors Services, Inc. or “A2” by Standard & Poor’s Ratings Group.
“Qualifying Investments” shall have the meaning set forth in Section 3.1(B).
“Refund Amount” shall have the meaning set forth in Section 3.4(E).
“Related Party Tenant” shall have the meaning set forth in Section 10.2(C).
“REIT” shall have the meaning set forth in Section 10.1.
“REIT Member” shall have the meaning set forth in the introductory paragraph.
“REIT Parent” means Phillips Edison Grocery Center REIT II Inc., a Maryland corporation, or its successor entity.
“Removal Date” shall have the meaning set forth in Section 6.2(B).
“Removal Event” shall have the meaning set forth in Section 6.2(B).
“Restricted Property” shall have the meaning set forth in Section 3.1(B).

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“Restricted Tenant” means a tenant in possession of rentable space at a Property pursuant to valid and binding leases, licenses or other occupancy agreements as of the date in question.
“ROFO Purchase Price” shall have the meaning set forth in Section 10.3(A)
“ROFO Sale Election Period” shall have the meaning set forth in Section 10.3(B)
“Second Additional Capital Contribution” shall have the meaning set forth in Exhibit D.
“Second Hurdle Return Rate” shall have the meaning set forth on Schedule 1.1-B.
“Second Participation Percentage” shall have the meaning set forth on Schedule 1.1-B.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Selling Member Value” shall have the meaning set forth in Section 9.10(B)
“Sharing Percentage” means, with respect to each Member, as of any date, the fraction, expressed as a percentage, the numerator of which is the aggregate Capital Contributions made by such Member and the denominator of which is the aggregate Capital Contributions made by all of the Members, as such amount may be adjusted pursuant to Section 3.4(E)(ii). As of the date hereof, the Sharing Percentage of REIT Member shall be twenty percent (20%) and the Sharing Percentage of Investor Member shall be eighty percent (80%). The PECO Member shall have no Sharing Percentage.
“Short Term Investments” means U.S. Dollar denominated, readily available instruments consisting of one or more of:
A.    interest bearing transaction accounts in a Qualifying Bank (including, without limitation, money market accounts);
B.    time deposits, or certificates of deposit, in a Qualifying Bank, in each case having a maturity of one year or less;
C.    securities that, at the date of investment, are direct obligations of, or obligations fully guaranteed or insured by, the United States or any agency or instrumentality of the United States having a maturity of not more than one year from the date of purchase; and
D.    money market mutual funds with assets of at least $500,000,000, substantially all of which assets consist of obligations of the type included in clauses (A) through (C) above.
“Specified Indemnitees” shall have the meaning set forth in Section 7.6.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to

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vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof or the power to elect a majority of the members or the governing body thereof is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or Controls any managing director, general partner or managing member of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, the Company shall not be deemed to be a Subsidiary of PECO Member or REIT Member.
“Successor Entity” means the surviving entity resulting from any transaction, or series of transactions, involving a merger, consolidation, reorganization or other restructuring of PECO Member or any of its Affiliates with any other Person.
“Target Capital Account” shall have the meaning set forth in Section 5.8(C).
“Targeted Leverage” shall have the meaning set forth on Schedule 1.1-B.
“Tax Matters Partner” shall have the meaning set forth in Section 8.2.
“Taxable Year” means the Company’s taxable year ending on the last day of each calendar year (or part thereof, in the case of the Company’s last taxable year), or such other year as is permissible by Section 706 of the Code and agreed to by the Members.
“Termination Date” shall mean the date seven (7) years from the Effective Date, unless extended as a Major Decision.
“TPG Control Sponsor” shall have the meaning set forth on Schedule 1.1-B.
“TPG Funds,” shall have the meaning set forth on Schedule 1.1-B.
“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or transfer.
“Transferred Interest” shall have the meaning set forth in Section 9.3.
“Transferring Member” shall have the meaning set forth in Section 9.2.
“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code.
“Unanimous Approval” or “Unanimously Approved” means, with respect to any decision, Approval by all of the Members.

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“Uncontrollable Permitted Expenditures” means expenditures required with respect to a Property that are not within the control of the Manager (including, without limitation, as real or personal property taxes or governmental assessments, utility charges, property management fees, uncontrollable operating expenses, interest due to then existing creditors of the Company and to the holders of liens on Property, and amounts payable pursuant to the terms of then existing contracts by which the Company is bound).
“Variance” shall have the meaning set forth on Schedule 6.3.
Section 1.2    Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are, unless indicated otherwise, to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes.
Section 1.3    Including. Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.”
Article II
ORGANIZATION
Section 2.1    Formation. The Company has been organized as a Delaware limited liability company on the Formation Date by the execution and filing of the Certificate under and pursuant to the Act and shall be continued in accordance with the terms of this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Members are different by any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
Section 2.2    Company Name. The name of the Company shall be “Phillips Edison Value Added Grocery Venture, LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Members may select from time to time. Notification of any change in the name of the Company shall be given to all Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Members.
Section 2.3    The Certificate, Etc. The Certificate was filed with the Secretary of State of the State of Delaware on the Formation Date. The Members hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

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Section 2.4    Term of the Company. The term of the Company commenced on the Formation Date and shall continue in existence until termination and dissolution thereof as determined under Section 11.1 of this Agreement.
Section 2.5    Registered Office, Registered Agent, Principal Office, Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named hereinbelow or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be CT Corporation or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Members may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Members may designate from time to time.
Section 2.6    Purposes. The nature of the business or purposes to be conducted or promoted by the Company is to acquire, own, operate, lease and sell the Properties, either directly or through one or more Subsidiaries. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.
Section 2.7    Powers of the Company. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.6, including, without limitation, the power either directly or through one or more Subsidiaries:
(i)    to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state or district of the United States;
(ii)    to acquire by purchase, lease, contribution of property or otherwise, develop, rehabilitate, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
(iii)    to enter into, perform and carry out contracts of any kind, including contracts with any Member, the Manager or any Affiliate of any of them, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company including agreements for the management of the affairs of the Company;

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(iv)    to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and to perform the duties created thereby) or individuals or direct or indirect obligations of the United States any state, governmental district or municipality or of any instrumentality of any of them;
(v)    to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;
(vi)    to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;
(vii)    to appoint agents of the Company and define their duties and fix their compensation;
(viii)    to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;
(ix)    to cease its activities and cancel its Certificate;
(x)    to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
(xi)    to borrow money and issue evidences of Indebtedness and Guarantee Indebtedness and to secure the same by a mortgage, pledge or other lien on the assets of the Company;
(xii)    to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and
(xiii)    to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
Section 2.8    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Manager, each Member shall execute, acknowledge, swear to

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and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
Section 2.9    No State Law Partnership. The Members intend that the Company shall not be a partnership (including a general or limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than federal and, if applicable, state tax purposes, and neither this Agreement nor any other document entered into the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
Section 2.10    Subsidiaries. It is the intent of the Members that each individual Property shall be owned by a separate Delaware limited liability company of which the Company is the sole member. The Manager shall establish and maintain such entities and is authorized to execute all filings, reports and other documents required for the establishment and maintenance thereof. As may be required by any Lender, each Subsidiary shall maintain a separate cash account and each Subsidiary shall only use its own separate account.
Article III
COMPANY INVESTMENTS; MEMBERSHIP; CAPITAL CONTRIBUTIONS
Section 3.1    Company Investments.
(A)    Proposed Investments. During the Commitment Period, the Manager shall use commercially reasonable efforts to identify properties generally conforming with the Investment Criteria, and Manager shall make the initial determination of which of such properties to submit to the Members for possible acquisition by the Company (the “Proposed Investments”) pursuant to the acquisition process (as such process is from time to time changed, modified, supplemented or amended, the “Acquisition Process”). The initial approved Acquisition Process is set forth in Exhibit E. Upon the Initial Approval of any Proposed Investment in accordance with the Acquisition Process (including any conditional approval), the Company shall become obligated to fund Pursuit Costs for such Proposed Investment in accordance with the Acquisition Process.
(B)    First Opportunity. To induce the Investor Member to enter into this Agreement, the PECO Member hereby agrees, unless and until the first to occur of (1) the expiration of the Commitment Period, or (2) the date upon which the Members have contributed or committed to contribute to the Company the full amount of their respective Member Commitments, or (3) the date that PECO Member is no longer Manager and an Affiliate of PECO Member no longer owns or holds Membership Interests in the Company, the restrictions set forth in this Section 3.1(B) shall apply to the PECO Control Group. Notwithstanding the provisions of Section 3.7 to the contrary, in the event that any member of the PECO Control Group desires to acquire any grocery-anchored shopping center which satisfies the Investment Threshold (a “Qualifying Investment”), PECO Member shall be obligated to first offer such acquisition to the Company as a Proposed Investment in accordance with Section 3.1(A) prior to acquisition. If any member of the PECO Control Group

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desires to acquire any grocery-anchored shopping center which does not satisfy the Investment Threshold but (a) otherwise satisfies the Investment Criteria, and (b) would produce a projected Internal Rate of Return on Capital Contributions expected to be allocated to such property (if acquired as a Proposed Investment) equal to or greater than the Projected IRR Threshold (a “Restricted Property”), then PECO Member shall be obligated to provide an Investment Report to the Company with respect to such Restricted Property prior to acquisition by such member of the PECO Control Group, but shall not be obligated to offer such Restricted Property to the Company as a Proposed Investment in accordance with Section 3.1(A) or to include in any such report information that is prohibited by law or contract to disclose to the other Members. If the terms of the acquisition change so that the Restricted Property becomes a Qualifying Investment, then the PECO Member shall be obligated to offer such property to the Company as a Proposed Investment. Notwithstanding the foregoing, the right of first offer granted to the Company hereunder shall cease to apply in the event that the Company fails to grant Initial Approval with respect to at least fifteen percent (15%) of Qualifying Investments for which the Manager provides an Investment Report during any twelve-month period, provided that Manager has provided an Investment Report for at least twenty (20) Qualifying Investments during such period. Notwithstanding anything herein to the contrary, the right of first offer granted to the Company hereunder shall not apply to (x) Excluded Portfolio Transactions or (y) Transfers among Affiliates which do not involve Persons or entities who were Affiliates of PECO Member or investors in such Affiliate immediately prior to such transaction.
(C)    Leasing Restriction.  Without the prior written consent of Investor Member, PECO Member shall not, nor shall it permit any other PECO Control Group member to, enter into a New Lease with a Restricted Tenant for a vacancy in a Competing Building.  In no event shall the foregoing restriction apply if: (i) the Restricted Tenant continues to occupy the applicable Property pursuant to the terms of its existing lease, or (ii) the Restricted Tenant seeks new retail space, and (x) was not initially solicited by a PECO Control Group member for the purpose of leasing or relocating to a Competing Building, (y) was informed of such space in a Competing Building from general solicitations to the public pursuant to advertisements, signage or otherwise, or (z) hires a broker or consultant to assist such Restricted Tenant in evaluating retail space.  None of the PECO Control Group members shall be restricted or limited in any way whatsoever with respect to any leasing activities not expressly prohibited by the express terms of this Section 3.1(C), including, without limitation, leasing space to any entity that is not a Restricted Tenant or leasing space to a Restricted Tenant in a building that is not a Competing Building.  If PECO Member violates the terms of this Section 3.1(C) during the term of the Company resulting in a Leasing Restriction Violation, such Leasing Restriction Violation shall constitute a Bad Act for purposes of this Agreement.  Subject to any applicable confidentiality restrictions prohibiting the same, PECO Member shall deliver an annual report to Investor Member reflecting the following information with respect to any New Leases entered into by a PECO Control Group member during such applicable period at a Competing Building:  (i) name of the tenant and (ii) location of the Competing Building. In the event Investor Member requests additional economic or square footage information about a particular New Lease, PECO Member shall provide it, subject to any applicable confidentiality, contractual, legal or fiduciary restrictions prohibiting or limiting same.

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Section 3.2    Members.
(A)    Names, etc. The names, residence, business or mailing addresses, Member Commitments and Capital Contributions of each Member are set forth on Schedule 3.2. Any reference in this Agreement to Schedule 3.2 shall be deemed to be a reference to Schedule 3.2 as amended and in effect from time to time in accordance with the terms of this Agreement. Each Person listed on Schedule 3.2 shall, upon his, her or its execution of this Agreement or counterpart thereto, be admitted to the Company as a Member of the Company.
(B)    Loans by Members. No Member, as such, shall be required to lend any funds to the Company or to make any contribution of capital to the Company, except as otherwise required by applicable law, this Agreement, or any other written agreement between such Member and the Company explicitly requiring the making of capital contributions. Any Member may, with the Unanimous Approval of the Members (except for Default Company Loans, for which Unanimous Approval shall not be required), make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution. Such loans shall be on such terms as shall be specified and agreed to by the Members.
(C)    Representations and Warranties of Members. Each Member hereby represents and warrants to the Company (and the other Members) and acknowledges that:
(i)    such Member has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto;
(ii)    such Member has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Company and has had answered to its satisfaction any and all questions regarding such information;
(iii)    such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;
(iv)    such Member is acquiring Membership Interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof;
(v)    the Membership Interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement applicable to such Member have been complied with;
(vi)    Neither such Member nor any person owning an interest in such Member is (or will be) a person with whom the Company or any other Member is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked

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Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and such Member is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons;
(vii)    the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound, and the Person executing this Agreement on behalf of such Member has been duly authorized to do so;
(viii)    the determination of such Member to invest in the Company has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries which may have been made or given by any other Member or by any Affiliate, employee or agent of any other Member or the Manager;
(ix)    this Agreement is valid, binding and enforceable against such Member in accordance with its terms;
(x)    if a Member is a partnership, limited liability company or other entity classified as a partnership or disregarded entity for federal income tax purposes, or a grantor trust (within the meaning of Sections 671-679 of the Code) or an S corporation (within the meaning of Section 1361 of the Code) (each, a “Flow Through Entity”), that either: (a) no Person will own, directly or indirectly through one or more Flow Through Entities, an interest in such Member where more than seventy percent (70%) of the value of the Person’s interest in such Member is attributable to such Member’s investment in the Company; or (b) if one or more Persons will own, directly or indirectly through one or more Flow Through Entities, an interest in such Member where more than seventy percent (70%) of the value of the Person’s interest in such Member is attributable to the Member’s investment in the Company, neither the Member nor any such Person has or will have any intent or purpose of having such Person invest in the Company indirectly through Member in order to enable the Company to satisfy the 100-Member limitation in Treas. Reg. §1.7704-1(h) (the private placement safe harbor from publicly traded partnership status);
(xi)    that such Member: (a) is a United States Person within the meaning of Section 7701 of the Code (i.e., is not any of the following (as defined in the Code): a nonresident alien individual, foreign partnership, foreign corporation, foreign estate, foreign trust, other foreign entity or organization, or grantor trust having a foreign person as an owner); (b) shall notify the Company within sixty (60) days of the date such Member ceases to be a United States Person; and (c) may be asked to

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recertify its non-foreign status at periodic intervals (and that this information may be disclosed to the Internal Revenue Service);
(xii)    if such Member will beneficially own ten percent (10%) or more of the Membership Interests in the Company, the Member is not an “investment company” as defined in the Investment Company Act nor is the Member itself relying on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as an exemption from classification as an “investment company;” and
(xiii)    such Member is not (a) an “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) any “plan” subject to Section 4975 of the Code, or (c) any other entity the underlying assets of which are deemed under §2510.3-101 et seq, as amended and modified by Section 3(42) of ERISA to include “plan assets” of any “employee benefit plan” subject to ERISA or “plan” subject to Section 4975 of the Code.
Section 3.3    No Liability of Members.
(A)    No Liability. Except as otherwise required by applicable law, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s Capital Contributions, if any, to the Company pursuant to its Member Commitment and the other payments provided expressly herein; provided, that each Member’s obligation to fund any Guaranty Reimbursement Obligations shall not be limited by its Member Commitment.
(B)    Distributions. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
Section 3.4    Capital Contributions.
(A)    Member Commitments. Each Member, by execution of this Agreement, agrees to make Capital Contributions up to the amount of its Member Commitment in accordance with the terms of this Agreement. Capital Contributions made to the Company shall correspondingly reduce each Member’s outstanding Member Commitment; however, such outstanding Member Commitment shall be increased during the Commitment Period by any distributions of capital made to such Member under Section 5.2 hereof.

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(B)    Initial Capital Contributions.
(i)    Initial REIT Member Capital Contribution. Concurrently with the execution and delivery of this Agreement, REIT Member shall contribute (or cause to be contributed) to the Company, as a Capital Contribution, the Initial Properties, and REIT Member’s Capital Account shall be credited with the aggregate amount of the Initial Property Values. The Members further agree that REIT Member’s Capital Account shall be debited by the amount distributed to REIT Member pursuant to Section 5.2.
(ii)    Initial Investor Member Capital Contribution. Concurrently with the execution and delivery of this Agreement, Investor Member shall contribute (or cause to be contributed) to the Company, as a Capital Contribution, an amount equal to Twenty-Seven Million Four Hundred Thirty Thousand and No/100ths Dollars ($27,430,000.00) (the “Initial Investor Member Capital Contribution”) and Investor Member’s Capital Account shall be credited with an amount equal to the Initial Investor Member Capital Contribution.
(C)    Capital Calls. The Manager or any Member may (subject to the Approval of the Members) call Capital Contributions from the Members from time to time (each a “Capital Call”) in accordance with a Draw Report (as defined below). With respect to each such Capital Call, the Members shall make Capital Contributions to the Company equal to the aggregate amount of such Capital Call pro rata based upon their relative Sharing Percentages. With respect to each Capital Call, the Manager or the Investor Member, as applicable, shall deliver to the Members along with written notice of such Capital Call a detailed description of the use of the proceeds thereof and the particular items being funded thereby (a “Draw Report”), which the Manager or the Investor Member, as applicable, shall deliver to the Members on or before (x) the tenth (10th) Business Day prior to the date upon which the funding of any Capital Call is due or (y) with respect to any Capital Call required to fund Emergency Capital Requirements, if possible, as far in advance of the date upon which the funding of such Capital Call is due as the circumstances reasonably permit. The Manager shall provide a detailed written report to the Members regarding any Emergency Capital Requirements as promptly as practicable following the occurrence of the event or events giving rise thereto specifying the circumstances of such emergency situation and the recommendations of the Manager with respect thereto. The Manager shall be authorized to make Capital Calls and issue Draw Reports only with respect to: (i) payment of Pursuit Costs, including those related to dead deals that have received Initial Approval as set forth in Exhibit E hereto; (ii) the acquisition of Proposed Investments previously Approved by the Members; (iii) capital expenditures or operating expenses with respect to one or more Properties to the extent provided for in the current Annual Operating Budget for such Property, plus the Variance or as otherwise Approved in accordance with Section 6.9(B); (iv) Emergency Capital Requirements; (v) any payments required under a Mortgage Loan which has been approved pursuant to Section 6.3; and (vi) other matters Approved by the Members; provided, that unless Unanimously Approved by all Members, this clause (vi) shall be limited to additional funds that (as applicable) (1) do not materially alter the character or function of the Properties or the scope of the work set forth in the Annual Operating Budget, (2) are required to keep and maintain the Properties in good operating repair and condition, in compliance with any Approved leases or applicable laws or regulations, or (3) are required to keep the Properties free

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of liens and encumbrances; provided, further, that any expenditures of such Capital Contributions shall remain subject to Section 6.3. The Investor Member shall be authorized to make Capital Calls and issue Draw Reports with respect to any of the matters set forth in clauses (i) through (vi) of the preceding sentence. Subject to the Approval of the Members, any Member may make Capital Calls. Notwithstanding anything to the contrary above, no Member shall be required to fund (and shall not become a Defaulting Member as a result of any failure to fund) Capital Contributions pursuant to any Capital Calls that, when funded, would cause the aggregate Capital Contributions of such Member to exceed its Member Commitment unless the applicable Capital Call is issued or Approved by such Member; provided, that each Member’s obligation to fund any Guaranty Reimbursement Obligations shall not be limited by its Member Commitment.
(D)    Contribution of Capital. All Capital Calls that are consistent with the foregoing provisions of Section 3.4(A) and (C) shall be paid in US Dollars within ten (10) Business Days following receipt of the Draw Report therefor. Any and all amounts that are called and that are not immediately applied for the purpose called shall be (i) returned to the funding Members, or (ii) invested by the Manager in the name of the Company in Short Term Investments until such time as they are applied for the purpose called. During the Commitment Period, any amounts returned to the funding Members pursuant to this Section 3.4(D) or clause (i) of Section 3.4(E) together with all distributions of capital to the Members pursuant to Section 5.2 and Section 5.3: (1) shall reduce each such Member’s Capital Account by the amount returned to each such Member, (2) shall restore the Member Commitment of each such Member by the amount returned to each such Member, and (3) may be recalled by Manager (and, in the event of the failure of the Manager to do so, by a Member) in accordance with this Agreement.
(E)    Non-Contributing Members. If a Member fails to make, in a timely fashion, a Capital Contribution to the Company equal to its pro rata portion of the aggregate amount of the Capital Call therefore based upon its relative Sharing Percentage when called by the Manager (or a Member) in accordance with this Section 3.4 (a “Funding Default”), the Member who has timely funded its Member Commitment (the “Non-Defaulting Member”) may deliver to the other Member (a “Defaulting Member”) written notice of such Funding Default. If the Defaulting Member fails to cure such Funding Default within three (3) Business Days after receipt of such written notice, the Non-Defaulting Member may elect in writing, in its sole and absolute discretion provided that any such election shall be made within five (5) Business Days after the expiration of the three (3) Business Day cure period described above, to either (i) withdraw from the Company its funded portion of that Capital Call (if already contributed) (the “Refund Amount”), in which case the Company shall promptly repay the Refund Amount to the Non-Defaulting Member, (ii) make a loan (a “Default Loan”) to the Defaulting Member to fund all or a portion of the amount of the Defaulting Member’s required contribution of capital (the principal amount of any such unsatisfied obligation being the “Default Amount”), and such Default Loan, if any, shall be paid directly to the Company by the Non-Defaulting Member and treated by the Company as a Capital Contribution to the Company by the Defaulting Member, (iii) advance the Default Amount to the Company, not withdraw the Refund Amount, but have the amount of the Default Amount so contributed by the Non-Defaulting Member as an additional Capital Contribution (a “Default Capital Contribution”), or (iv) fund the full amount of the Default Amount to the Company, not withdraw the Refund Amount, but have the amount of the Default Amount and the Refund Amount treated as a loan to

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the Company from the Non-Defaulting Member (collectively, a “Default Company Loan”) and not a Capital Contribution.
(i)    Default Loan. In the event the Non-Defaulting Member elects to make a Default Loan, such Default Loan shall earn interest at the Default Rate, and shall be secured by the Defaulting Member’s interest in the Company and repaid out of the first distributions made to such Defaulting Member pursuant to this Agreement (with any such payment to be applied first to interest and then to principal). The Defaulting Member hereby grants to the Non-Defaulting Member a security interest in the Defaulting Member’s Membership Interest as security for such Default Loan. The Non-Defaulting Member shall not be obligated to make any Default Loan. A Default Loan: (A) shall reduce the unfunded portion of the Member Commitment of a Defaulting Member and shall be deemed to have been contributed to the Company by the Defaulting Member; (B) shall not reduce the unfunded portion of the Member Commitment of the Non-Defaulting Member; and (C) shall not release the Defaulting Member from its obligations to fund the remaining unfunded portion of its Member Commitment. The Defaulting Member may cause any such Default Loan to be repaid at any time by payment to the Non-Defaulting Member of the outstanding principal balance of and all accrued but unpaid interest on such Default Loan at the Default Rate in accordance with the amount of the Default Amount loaned by the Non-Defaulting Member. In the event that any Default Loan (or portion thereof) remains unpaid following final winding up and liquidation of the Company, then the Non-Defaulting Member making such Default Loan shall have all of its rights and remedies against the Defaulting Member with respect to the collection of any unpaid balance, including accrued but unpaid interest thereon, from the Defaulting Member. The Defaulting Member shall execute and deliver all instruments and documents reasonably requested by the Non-Defaulting Member to evidence and secure such Default Loan. The Non-Defaulting Member is authorized to file a UCC Financing Statement to perfect its security interest in the Membership Interest of the Defaulting Member. Upon repayment of all such Default Loan(s), the Defaulting Member shall no longer be a Defaulting Member for purposes of this Agreement. All rights provided under this Section 3.4(E)(i) shall be subject to the terms of any applicable Mortgage Loan documents.
(ii)    Default Capital Contribution. In the event the Non-Defaulting Member elects to make a Default Capital Contribution, then in such event, from and after the date on which such Default Capital Contribution is advanced to the Company, the Defaulting Member’s Sharing Percentage shall be diluted and reduced based on the Dilution Percentage. The Dilution Percentage shall be redistributed to the Non-Defaulting Member and shall increase its Sharing Percentage accordingly. An example of the dilution provisions of this Section 3.4(E)(ii) is set forth on Exhibit D attached hereto.
(iii)    Default Company Loan. In the event the Non-Defaulting Member elects to make a Default Company Loan, such Default Company Loan shall earn interest at the Default Rate. With respect to any Default Company Loan, the Non-Defaulting Member shall be considered a third party creditor of the Company and the Default Company Loan shall be repaid as a Company expense before any distributions to Members pursuant to this Agreement, with any such repayment first applied to reduce the interest accrued on such Default Company Loan and then to reduce the principal amount thereof. Payments made on Default Company Loans shall not be deemed distributed pursuant to Article V or Article XI, and shall not figure into the calculation of

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any Member’s First Hurdle Return Rate or Second Hurdle Return Rate. In the event there is more than one (1) outstanding Default Company Loans, then each such Default Company Loan shall be repaid by the Company in proportion to the amount it represents of the total amount owing under all such Default Company Loans. The Defaulting Member shall execute, acknowledge, deliver, file and/or record, as appropriate, any documents, instruments and agreements reasonably necessary to memorialize the Default Company Loan, including, without limitation, any note evidencing the Default Company Loan. If not sooner repaid, all principal and interest on Default Company Loans shall become immediately due and payable upon the sale, transfer or other Disposition of all or substantially all of the assets of the Company or any other dissolution of the Company from the proceeds, if any, of such Disposition or dissolution.
Section 3.5    Mortgage Loan; Financing. The Company is expected to apply for and obtain a commercially reasonable mortgage loan to be secured by all or a portion of the Properties with a loan to value ratio of up to the Targeted Leverage (a “Mortgage Loan”). The Members shall reasonably cooperate with Manager in connection with obtaining a Mortgage Loan and deliver all documents and information reasonably requested by any Lender in connection with any Lender’s underwriting, due diligence and the documentation of the Mortgage Loan, including but not limited to know your client information, organizational documents, certificates, and resolutions. The Company and, if required by any Lender under a Mortgage Loan, one or more Guarantors shall provide the guarantees and indemnities described in Section 3.5(A).
(A)    Manager and, if required by any Company Lender, one or more PECO Group Members (subject to such party’s agreement and approval) shall execute and deliver to any Lender a commercially reasonable non-recourse Guarantee or environmental indemnity, in form and substance reasonably satisfactory to such Lender (the “Lender Guarantee”). Each Lender Guarantee shall be in form and substance reasonably satisfactory to PECO Member and each Guarantor. The failure of any Lender to approve any PECO Group Member as a Guarantor shall not constitute a default by Manager hereunder. For the avoidance of doubt, neither Investor Member nor REIT Member shall be required to provide any Lender Guarantee or otherwise guarantee, indemnify or otherwise provide any credit support to any Lender or other third party in connection with any Mortgage Loan or otherwise on behalf of the Company or any Subsidiary. Notwithstanding anything in this Agreement to the contrary, following a JV Change of Control Event, the then-existing Members shall satisfy the Guarantor Condition.
(B)    If Manager, any Member or an Affiliate of any Member (the “Guarantor”) enters into a Lender Guarantee or other indemnity obligation (each, a “Guaranteed Obligation”) in favor of a Lender, the Member who is not the Guarantor or an Affiliate of the Guarantor (the “Non-Guaranteeing Member”) shall be responsible for reimbursing the Guarantor for its Sharing Percentage of any Guaranteed Obligation actually paid by the Guarantor, including its Sharing Percentage of Guarantors’ costs and expenses related to such Guaranteed Obligation, except that no Member shall be responsible for any Guaranty Reimbursement Obligations attributable to the actions or inactions of another Member or its Affiliates (other than the Company or any Subsidiary) that constitute: (i) with respect to Manager, Bad Acts, (ii) with respect to the Members other than Manager, theft, misappropriation of funds, the commission of a felony, or any act or omission involving fraud, in each case involving the Company, the Subsidiaries or the Properties that is

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committed by such Member or its senior executive staff, or (iii) non-monetary breaches of a Lender Guarantee past all applicable notice and cure periods, but solely to the extent such breaches relate to conduct of the Guarantor (i.e., to the extent any breach of a Lender Guarantee relates to PECO Member, the Company, the Subsidiaries or the Properties, such breach shall only be a Guaranteed Obligation Bad Act if it is otherwise a Bad Act under the terms of this Agreement), or (iv) non-monetary breaches of the Mortgage Loan documents past all applicable notice and cure periods that directly trigger a Guaranteed Obligation (in each event, specifically excluding any act or actions which has been consented to or approved by the other Members) (each individually and collectively “Guaranteed Obligation Bad Acts”). Notwithstanding the foregoing, in the event a Non-Guaranteeing Member commits a Guaranteed Obligation Bad Act that creates liability under a Lender Guaranty, such Non-Guaranteeing Member shall be responsible for reimbursing Guarantor for the entire amount of such Guaranteed Obligation and all costs and expenses of Guarantor associated therewith. The reimbursement obligations of Non-Guaranteeing Members set forth in this Section 3.5(B) are collectively referred to herein as the “Guaranty Reimbursement Obligations”. As set forth below, any amounts so funded, whether by a Guarantor or by a Non-Guaranteeing Member (as reimbursement to such Guarantor) shall be treated as a Capital Contribution to the Company, except that funds paid by a Guarantor or a Non-Guaranteeing Member pursuant to Guaranteed Obligations that are attributable to damages or reimbursable costs (as opposed to principal and interest due under a Mortgage Loan) incurred due to the Guaranteed Obligation Bad Act of such Guarantor or Non-Guaranteeing Member or their respective Affiliates (other than Company or Subsidiary) shall not (with respect to such party) be treated as a Capital Contribution to the Company. If the Guarantor or Non-Guaranteeing Member pays all or a portion of the Guaranteed Obligation either (a) with the consent of the other Member or (b) because, in its reasonable determination, the Guarantor is required to make such payment, then the Non-Guaranteeing Member shall, within ten (10) days of demand, pay the Guarantor for the Non-Guaranteeing Member’s Sharing Percentage of such amount, except that no Member shall be responsible to reimburse any Person for any Guaranteed Obligation that is attributable to the Guaranteed Obligation Bad Acts of the other Member or its Affiliates (other than the Company or any Subsidiary). To the extent the Non-Guaranteeing Member fails to timely reimburse the Guarantor or its Affiliate for the Non-Guaranteeing Member’s Sharing Percentage of such funds, the Guarantor (or its Affiliate that is a Member) shall be deemed to have made a capital contribution to the Company made pursuant to a Capital Call with the amount the Non-Guaranteeing Member failed to pay being the Default Amount, in which case the Non-Guaranteeing Member shall be deemed a Defaulting Member and the Guarantor shall be entitled to the remedies afforded to a Non-Defaulting Member relative to such Default Amount provided for in Section 3.4.
Section 3.6    Certification of Membership Interests. The Company may in its discretion issue certificates to the Members representing the Membership Interests held by such Member.
Section 3.7    Other Activities. Except as otherwise set forth in Section 3.1, each Member and each of its Affiliates (and, in the case of Manager, any entity, whether or not an Affiliate, that is advised by Manager or any of its respective Affiliates), at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others (including business ventures in competition with the Company). In this regard, each Member expressly acknowledges that (i) the other Members and their Affiliates are, both presently

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and in the future, permitted to own a controlling interest in, manage the operations of, have investments in or maintain other business relationships with entities engaged in businesses similar to or related to the business of the Company (including, without limitation, the ownership, leasing, operation and management of properties that are consistent with the Investment Criteria), and in related businesses other than through the Company (hereinafter, “Other Business”), (ii) the other Members and their Affiliates have and may develop a strategic relationship with businesses that are and may be competitive with the Company, (iii) neither the other Members nor their Affiliates nor any other Person will be prohibited by virtue of their investments in or relationship with the Company, or otherwise, from pursuing and engaging in any such activities, (iv) neither the other Members nor their Affiliates will be obligated to inform the Company or any Member of any such opportunity, relationship or investment, (v) the other Members will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the other Member and its Affiliates, and (vi) the involvement of the other Members and their Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, any of the Members or any of their respective Affiliates.
Article IV
CAPITAL ACCOUNTS
Section 4.1    Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Member on the books of the Company. Each Member’s Capital Account shall be (a) increased by any Capital Contributions made or deemed made by such Member pursuant to the terms of this Agreement and such Member’s allocable share of Profits, the amount of any Company liabilities that are assumed by such Member (other than such liabilities referenced in the first parenthetical in clause (b)) and any other items of income and gain specially allocated to such Member pursuant to Article V (other than Section 5.7), (b) decreased by such Member’s allocable share of Loss, any distributions to such Member of cash or the Fair Market Value of any other Company property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member, the amount of any liabilities of such Member that are assumed by the Company (other than such liabilities referenced in the definition of “Capital Contribution”) and any other deduction and loss specially allocated to such Member pursuant to Article V (other than Section 5.7), and (c) adjusted as otherwise required by the Code and the regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.
Section 4.2    Computation of Amounts. For purposes of computing the amount of Company net income and gain (and any item of Company income and gain) (“Profits”) and Company net loss (and any item of Company loss and deduction) (“Losses”) to be allocated pursuant to Article V and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

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(C)    the computation of all items of Profits and Losses shall include tax exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;
(D)    if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (j), the amount of such adjustment shall be taken into account as gain or loss from the Disposition of such property and shall be taken into account for purposes of computing Profits or Losses;
(E)    items of income, gain, loss or deduction attributable to the Disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;
(F)    items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to such property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);
(G)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and shall be taken into account for purposes of computing Profits or Losses; and
(H)    to the extent that the Company distributes any asset in kind to the Members, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the Fair Market Value (as determined by the Unanimous Approval of the Members) of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.
Section 4.3    Negative Capital Accounts. No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.
Section 4.4    Company Capital. No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (a) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except as expressly set forth in this Agreement or upon dissolution of the Company pursuant to Article XI hereof, or (b) to cause a partition of the Company’s assets; provided, however, that the interest restrictions in this paragraph shall not apply to a Default Loan the maker of which shall be entitled to interest at the Default Rate as provided in Section 3.4.

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Section 4.5    Adjustments to Book Value. The Company shall adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(f) immediately prior to the following times: (i) at the Members’ discretion (by Unanimous Approval) in connection with the issuance of Membership Interests in the Company; (ii) at the Members’ discretion (by Unanimous Approval) in connection with the distribution by the Company to a Member of more than a de minimis amount of Company assets, including money, if as a result of such distribution, such Member’s interest in the Company is reduced; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); (iv) at the Members’ discretion (by Unanimous Approval) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; and (v) at such other times as the Manager shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b). Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Article V.
Section 4.6    Compliance With Treasury Regulations Section 1.704-l(b). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Members shall determine (by Unanimous Approval) that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Member), are computed in order to comply with such regulation, the Members may make such modification, provided that it is not likely to have a material effect on the amount distributable to any Member pursuant to Section 5.3 hereof upon the dissolution of the Company. The Members also shall, by Unanimous Approval, (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
Section 4.7    Transfer of Capital Accounts. The original Capital Account established for each substituted Member shall be in the same amount as the Capital Account of the Member which such substituted Member succeeds, at the time such substituted Member is admitted to the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the transfer to it of all or part of the Interest of another Member shall be appropriately adjusted to reflect such transfer. Any reference in this Agreement to a Capital Contribution of or distribution to a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the Interest of such former Member transferred to such Member.
Article V
DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

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Section 5.1    Generally. Subject to the provisions of Section 18-607 of the Act and to the provisions of this Article V, the Members shall have sole discretion regarding the amounts and timing of distributions to Members, in each case subject to the retention and establishment of or reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including (i) the payment of any and all fees and expenses or any other obligations of the Company, and (ii) acquisition of Proposed Investments on behalf of the Company. Any claim by a purchaser based on an alleged breach of representations and warranties or for indemnification in relation to a matter which was the responsibility of a PECO Group Member under a PECO Agreement shall be solely the responsibility of PECO Member; any claim by a purchaser based on an alleged breach of representations and warranties or for indemnification in relation to a matter which was the responsibility of Investor Member or Investor Member Parent shall be solely the responsibility of Investor Member. Notwithstanding the foregoing, unless the Members Unanimously Approve otherwise, the Manager shall provide for distributions to Members of operating income once per calendar month. Furthermore, subject to the availability of Net Operating Cash Flow, the Manager shall use commercially reasonable efforts to cause the Company to make distributions to Members so that the annual distributions paid to REIT Member are an amount equal to or greater than the amount of taxable income derived by REIT Member from the Company for each taxable year. The making of distributions hereunder shall be subject to the terms and conditions of any Indebtedness incurred by the Company or its Subsidiaries.
Section 5.2    Initial Distribution. On the Effective Date, the Company shall distribute to REIT Member cash in an amount equal to the Initial Distribution Amount and REIT Member’s Capital Account shall be reduced by the Initial Distribution Amount.
Section 5.3    Net Operating Cash Flow Distributions. Subject to Section 3.4(E), Section 5.1 and Section 6.2(B), distributions of Net Operating Cash Flow shall be made, to the extent of Net Operating Cash Flow, on a monthly basis within twenty (20) days after the end of each calendar month unless the Members otherwise Unanimously Approve a different frequency, to each Member in the following order and priority:
(A) First, 100% to the Members in accordance with their respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve the First Hurdle Return Rate;
(B)     Second, in accordance with the First Participation Percentage, until Investor Member has received distributions sufficient to achieve the Second Hurdle Return Rate;
(C)    Third, in accordance with the Second Participation Percentage.
Section 5.4    Profits Interest. The Company and the Members acknowledge and agree that PECO Member’s interest in the Company (including the Promote) is intended to and shall constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as modified by Internal Revenue Service Revenue Procedure 2001-43,

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2001-2 C.B. 191, and that the Company shall treat PECO Member as a partner of the partnership (i.e., the Company) for federal income tax purposes with respect to such interest.
Section 5.5    Allocation of Profits and Losses.
(A)    Allocations. After giving effect to the special allocations set forth in Section 5.6 below, Profits and Losses of the Company shall be allocated to the Members as follows:
(i)    Profits (and each item of Company income or gain entering into the computation thereof) for each allocation period (including the last day of the Company’s Fiscal Year) shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such allocation period. No portion of the Profits for any allocation period shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such allocation period.
(ii)    Losses (and each item of Company expense, loss or deduction entering into the computation thereof) for each allocation period shall be allocated to the Members so as to reduce, proportionally, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such allocation period. No portion of the Losses for any allocation period shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such allocation period.
(iii)    Losses allocated to any Member pursuant to this Section 5.5(A) shall not exceed the maximum Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any allocation period. If some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of allocation of Losses pursuant to this Section 5.5(A), the limitations set forth in this Paragraph shall be applied on a Member by Member basis so as to allocate to each Member the maximum Losses permissible under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).
(B)    For purposes of this Section 5.5, a gain recognized by the Company upon the Disposition of an item of Company property shall be considered to be a single item of gain regardless of whether, for federal income tax purposes, part of the gain is treated differently from the remainder.
Section 5.6    Special Allocations. Notwithstanding the provisions of Section 5.5:
(A)    Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This

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paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(B)    Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(C)    Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to each such Member (in proportion to their relative Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(D)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as the result of a distribution in complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the tax basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Members in proportion to their relative Sharing Percentages in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(E)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to the aggregate respective Capital Contributions of the Members.
(F)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).
(G)    Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Year or other period of Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Section 5.6(A) and Section 5.6(B), shall be made before any other allocations hereunder.

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(H)    Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 1272-1274, 7872, 483, 482 or 83 of the Code or any similar provision now or hereafter in effect, and the Members determine (by Unanimous Approval) that any corresponding Profit or Loss of the Member who recognizes such item should be allocated to such Member in order to reflect the Members’ Economic Interest in the Company, then the Members may so allocate such Profit or Loss.
Section 5.7    Tax Allocations.
(A)    Allocations Under Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset for federal income tax purposes and its initial Book Value. Such allocations shall be made using any reasonable method specified in Treasury Regulations Section 1.704-3 as the Members determine by Unanimous Approval. In the event the Book Value of any Company asset is adjusted (other than in connection with any property contributed to the Company), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder. Such allocation shall be made based on any reasonable method specified in Treasury Regulations Section 1.704-3 as the Members determine by Unanimous Approval. Allocations pursuant to this Section 5.7 shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provisions of this Agreement.
(B)    Except as provided in Section 5.7(A), for federal, state and local income tax purposes, each item of income, gain, loss or deduction shall be allocated among the Members in the same manner and in the same proportion that the corresponding book items have been allocated among the Members’ respective Capital Accounts.
(C)    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members’ interests in Company profits shall be deemed to be in proportion to their respective aggregate Capital Contributions (or in such other manner permitted under Treasury Regulations Section 1.752-3(a)(3), as determined by the Members by Unanimous Approval).
Section 5.8    Definitions.
(A)    Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:
(i)    credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore

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pursuant to the penultimate sentence of each of Treasury Regulation Sections 1.704-2(i)(5) and 1.704-2(g)(1); and
(ii)    debit such Capital Account by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(B)    Partially Adjusted Capital Account. “Partially Adjusted Capital Account” means, with respect to any Member for any allocation period, the Capital Account of such Member at the beginning of such allocation period, increased by all capital contributions and all special allocations of income and gain pursuant to Section 5.6 with respect to such allocation period, and decreased by all distributions and all special allocations of losses and deductions pursuant to Section 5.6 with respect to such allocation period, but before giving effect to any allocation of Profits or Losses for such allocation period pursuant to Section 5.5.
(C)    Target Capital Account. “Target Capital Account” means, with respect to any Member for any allocation period, an amount (which may be either a positive or a deficit balance) equal to the hypothetical distribution (as described in the next subparagraph) that such Member would receive, minus the Member’s share of “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(g), and minus the Member’s share of the “partner nonrecourse debt minimum gain” determined in accordance with Treasury Regulation Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described below.
The hypothetical distribution to a Member is equal to the amount that would be received by such Member if all Company assets were sold on the last day of the allocation period for cash equal to their Book Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt,” as defined in Treasury Regulation Section 1.704-2(b)(4), to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in full to the Members as required in accordance with subparagraphs (A) through (C) of Section 5.3 of this Agreement, all as of the last day of such allocation period.
Section 5.9    Section 754 Election. Upon the request of a Member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for Federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Member’s Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) or in the determination or allocation of Profit or Loss for purposes other than such tax purposes.
Article VI
MANAGEMENT POWER, RIGHTS AND DUTIES

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Section 6.1    Management by the Members.
(F)    Member Management. All decisions by and on behalf of the Company shall be made by the Members as set forth in this Agreement. Any reference in this Agreement to a decision being made by the Members shall mean that such decisions shall be made by Majority Approval of the Members, except as otherwise indicated. For the avoidance of doubt, any Member may propose any decision to be made by and on behalf of the Company for Approval by the Members in accordance with, and subject to the limitations set forth in, this Agreement.
(G)    Reliance by Third Parties. Any Person dealing with the Company, other than a Member (or any Affiliate of a Member), may rely on the authority of the Manager in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Manager in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company, and (iii) the Manager was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company,
Section 6.2    Manager.
(C)    Appointment of Manager. The Members hereby appoint PECO Member as the Manager of the Company. Except to the extent expressly limited by the provisions of Section 6.3 or otherwise in this Agreement, the Manager shall have day-to-day responsibility for the business and affairs of the Company, including, at the expense of the Company, implementation of decisions Approved by the Members and all matters contemplated in the Annual Operating Budget. The Members and Company hereby delegate to the Manager the power and authority to act on behalf of and in the name of the Company to take any and all actions on behalf of the Company in accordance with (and subject to the limitations contained in) this Agreement, including Section 2.6. Manager shall implement all decisions Approved by the Members in accordance with this Agreement. The Manager shall devote so much time to the performance of its duties as may be necessary or desirable for the proper discharge thereof and shall discharge each of its duties, obligations and liabilities and exercise each of its powers and authority, with Due Care. Each Member acknowledges and agrees that Manager is not a fiduciary under this Agreement. The express reference in any provision of this Agreement to the standard of Due Care shall not be construed to mean that Due Care does not apply to any and all other duties, obligations, liabilities, powers and authority of the Manager. For the avoidance of doubt, Manager shall not be in default hereunder, and no Removal Event shall occur, if Manager commits an act or omission that would otherwise trigger a Removal Event that was Approved by the Members.
(D)    Removal of Manager. Subject to the Approval of the Members, any Member shall have the right to remove the Manager and appoint a Qualified Replacement Manager by written notice to the Manager (which Qualified Replacement Manager, subject to the terms and provision of this Section 6.2(B), may be Investor Member or an Affiliate of Investor Member) in the event

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of (i) the occurrence of a Bad Act (in regard to Manager), (ii) REIT Member becoming a Defaulting Member with respect to any portion of the first $25,000,000 that REIT Member is required to contribute pursuant to Section 3.4(B)(i) and Capital Calls, or (iii) any PECO Group Member committing a material default under the Management Agreement or other PECO Agreement that would constitute a Bad Act, and failing to cure such material default within applicable notice and cure periods (each, a “Removal Event”, and the effective date of such Removal Event being the “Removal Date”). If PECO Member is removed as Manager, any replacement Manager may be removed by the Approval of the Members pursuant to subclauses (i) and (iii) of the preceding sentence. In the event of a change in the identity of the Manager, the departing Manager shall cooperate with the incoming Manager, at the Company’s sole cost and expense, including turning over all books, records, contracts and other documents and materials held by the Manager in its capacity as Manager. Notwithstanding anything contained herein to the contrary, from and after the Removal Date, (a) all amounts to be distributed to the Members under this Agreement shall be distributed in accordance with Sharing Percentages (notwithstanding the contrary provisions set forth in Section 5.3 of this Agreement with respect to the Promote); provided, however, that at the election of Investor Member, in its sole and absolute discretion, all or any portion of the Promote shall be paid to the substitute Manager appointed in accordance with this Section 6.2(B), in which event amounts to be distributed to the Members pursuant to Section 5.3 shall be ratably adjusted based on each Member’s respective Sharing Percentages, (b) no Asset Management Fee shall be payable to Manager (except for accrued and unpaid fees payable to PECO Member as of the Removal Date), (c) Investor Member shall have the right to terminate the Management Agreement and any other PECO Agreement, without payment of any termination fee or penalty (except for accrued and unpaid fees payable to PECO Member (or any of its Affiliates, as applicable), as of the Removal Date) and (d) Manager shall automatically be removed as a Member of the Company and shall have no further rights under this Agreement effective as of the Removal Date and shall execute and deliver such reasonable documentation or other evidence of such removal as may reasonably be requested by the Members or the Company. In addition, from and after a Performance Event, Investor Member shall have the right to cause the Company to no longer pay the Asset Management Fee to Manager (except for accrued and unpaid fees payable through the date Investor Member makes such election to terminate the payment) and Investor Member shall have the right to cause the Company to terminate the Management Agreement, without payment of any termination fee or penalty (except for accrued and unpaid fees payable through the occurrence of such termination date), and following such termination, PECO Member shall not have the power or right to vote on any matters submitted to the Members in accordance with this Agreement. To the extent that either (x) a Change of Management triggers the Removal Event or (y) a Performance Event triggers the termination of the Management Agreement, then effective as of the Removal Date or the effective date of the termination of the Management Agreement, as applicable, the Company and its Members shall either (i) execute such documents, and shall cause the Lender under the Mortgage Loan (or any other loan) to execute such documents as reasonably necessary to release the Guarantor from any and all obligations under any Lender Guarantees arising from and after the Removal Date, or to otherwise comply with any applicable loan documents or (ii) cause a creditworthy entity reasonably acceptable to Guarantor to provide an indemnification of Guarantor from and against any and all Guaranty Reimbursement Obligations under any Lender Guarantee arising from and after the Removal Date.

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(E)    No Compensation. Except as otherwise expressly set forth in this Agreement, the Manager shall not be entitled to compensation for acting as Manager and devoting its time to the business of the Company.
(F)    Notice to Members. The Manager shall notify the Members of the following promptly upon learning thereof:
(iii)    any written offer received to purchase any Property;
(iv)    any written notice concerning any material matter received from any governmental authority with respect to the Company or its assets or any Property;
(v)    any notice received from an insurer with respect to any threatened or actual cancellation of insurance;
(vi)    the existence of any casualty occurring at any Property;
(vii)    any written notice received from any tenant or other occupant at any Property or any contractor concerning any material matter; or
(viii)    any lien, claim, lawsuit or other proceeding commenced against the Company or any Subsidiary of the Company or any Property or any written threat thereof.
Section 6.3    Restrictions on Certain Actions. Anything contained in this Agreement to the contrary notwithstanding, the Manager shall have the right, power and authority to approve and/or cause the Company to undertake any of the actions listed on Schedule 6.3 (each a “Major Decision”) only if Approved as set forth in Section 12.28(A) in Section 12.28(B) below. Any Major Decision may be proposed for Approval in writing by Manager or either of the other Members, and said Approval of any Major Decision, as well as any implementing contracts or documentation, shall be documented in writing by both Manager and either of the other Members.
(B)    Majority Decisions. Notwithstanding anything to the contrary contained herein, and except as previously Approved in any Annual Operating Budget, neither a Member acting unilaterally nor the Manager may take any of the actions designated as “Majority Decisions” on Schedule 6.3 on behalf of the Company without the prior Majority Approval of the Members.
(C)    Unanimous Decisions. Notwithstanding anything to the contrary contained herein, neither a Member acting unilaterally nor the Manager may take any of the actions designated as “Unanimous Decisions” on Schedule 6.3 on behalf of the Company without the prior Unanimous Approval of the Members.
Section 6.4    Limitation on Authority of Members. No Member, other than the Manager, is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This Section 6.4 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Article VI shall be solely responsible for any loss and expense incurred

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by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.
Section 6.5    Meetings of and Voting by Members.
(I)    Notwithstanding anything to the contrary herein, no Person shall be entitled to vote with respect to any Membership Interest unless such Person is a Member, the proxy or an authorized representative of a Member that is not a natural Person.
(J)    A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the Company’s principal place of business or at any other place designated by the Members, and each such meeting shall, to the extent practicable, facilitate participation therein through the use of any means of conference telephone, web-based systems or similar communications equipment. Any Member participating (in person or by proxy) in any such meeting through the use of any of the foregoing means shall be deemed to be present in person at such meeting. Not less than ten (10) Business Days nor more than ninety (90) calendar days before each meeting, the calling Member shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. A Member entitled to vote may vote either in person or by written proxy signed by the Member or by his, her or its duly authorized attorney in fact. Persons present by telephone shall be deemed to present “in person” for purposes hereof.
(K)    Except as otherwise provided in this Agreement, the affirmative vote of all Members shall be required to approve any matter coming before the Members.
(L)    In lieu of holding a meeting, the Members may vote or otherwise take action by written consent signed by Members holding the requisite authority to take such action hereunder.
Section 6.6    Asset Management Fee. So long as PECO Member or an Affiliate thereof is the Manager (or any Successor Entity if applicable) and subject to Section 6.2(B), as compensation for services rendered in the management of the assets of the Company and the Subsidiaries, the Company shall pay PECO Member the Asset Management Fee. The Asset Management Fee shall be payable commencing upon the first Capital Contribution by any Member following the Effective Date in arrears in quarterly installments.
Section 6.7    Management Agreement. Subject to Section 6.11, the Company (or a Subsidiary of the Company) shall enter into the Master Property Management, Leasing and Construction Management Agreement with PECO with respect to each Property, the form of which is attached hereto as Exhibit C (the “Management Agreement”).
Section 6.8    Intentionally Omitted.
Section 6.9    Annual Operating Budget.

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(A)    Not later than December 15 of each year, the Manager shall submit to the Members, for the Members’ Approval, proposed budgets, operating plans and leasing plans (the “Annual Operating Budget”) for each Property, as well as a description of major business objectives and challenges (including, but not limited to, vacancy, lease rollover, re-letting, sale, refinance, lease option dates, major renovations, and major capital requirements) for each Property for the forthcoming Fiscal Year. The Annual Operating Budget also shall set forth the following on a monthly basis with annual totals, together with an explanation of all material assumptions made in determining the same: (i) a summary of the revenues, expense, and debt service at the Property or the Company level, as applicable, in such form as is mutually agreed upon between the Investor Member and the Manager, consistent with the reporting provided through Manager’s accounting and financial reporting software; (ii) a detailed estimate of the projected reimbursable expenses with respect to each type of expense expected to be incurred for such year; (iii) an estimate of the projected cash flow available for distribution from such Property, before working capital reserves; (iv) a detailed description of, and an estimate of the total costs for, the renovations or other capital improvements, if any, proposed to be undertaken with respect to the Property during the forthcoming Fiscal Year; (v) a description of the terms and conditions proposed with respect to material contracts and leases relating to such Property for the forthcoming Fiscal Year; (vi) a summary description of the minimum insurance coverage to be maintained with respect to such Property for the forthcoming Fiscal Year; and (vii) and such other financial data and other information as may be reasonably requested by each Member. Each Annual Operating Budget shall also be automatically amended to include the initial budget for the then-applicable calendar year of each Proposed Investment that is acquired by the Company during such calendar year from and after the date that such Proposed Investment is acquired. All Annual Operating Budgets and other reports prepared pursuant to this Section 6.9 shall be prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) unless otherwise requested by the Members.
(B)    Each Member shall have a period of twenty (20) days after a proposed Annual Operating Budget (or ten (10) Business Days in the case of an amendment to a previously Approved Annual Operating Budget) is submitted to it for Approval to notify the Manager in writing either (A) that such Member Approves the proposed Annual Operating Budget or amendment thereto, or (B) any revisions that such Member believes should be made to such proposed Annual Operating Budget or amendment thereto, provided that nothing herein shall prevent any Member from discussing the proposed Annual Operating Budget or amendment thereto with the Manager. The Manager shall revise the proposed Annual Operating Budget to reflect any revisions proposed by the Members and resubmit such revised Annual Operating Budget to the Members for Approval within ten (10) Business Days after receipt of any Member’s proposed revisions. If Members do not Approve an Annual Operating Budget, then, (i) the undisputed portions of the proposed Annual Operating Budget shall be deemed to be adopted, and (ii) solely with respect to any disputed items in the proposed Annual Operating Budget (the “Disputed Budget Items”), the corresponding items from the most recently Approved Annual Operating Budget shall continue as the Annual Operating Budget with respect to the Disputed Budget Items the “Carry Over Budget Items”), with the following exceptions: (x) for those Disputed Budget Items that are Uncontrollable Permitted Expenditures, the Carry Over Budget Items shall be the actual amount required to pay such items, (y) capital expenditures for the applicable year will be an amount equal to any unspent capital expenditures Approved in the prior Annual Operating Budget; provided, however, at the sole

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discretion of Investor Member, capital expenditures for the applicable year at any Property may be increased up to an aggregate amount equal to two hundred percent (200%) of the capital expenditures included in the most recently Approved Annual Operating Budget for such Property, and (z) each other Disputed Budget Item shall be increased in accordance with the United States consumer price index increase for like expenses over the previous twelve (12) months. If the Members do not Approve an Annual Operating Budget, then, except as expressly set forth in clauses (x), (y), and (z), above, there shall be no capital expenditures made during such Fiscal Year, other than for Emergency Capital Requirements. The Manager is not making, and shall not be deemed to have made, any guaranty or warranty of fiscal estimations set forth in the Annual Operating Budget.
(C)    The Manager shall have the right, from time to time during each Fiscal Year, to submit a proposed amendment to the Annual Operating Budget to the Members for approval, including amendments that include proposed budgets in connection with any Proposed Investments. The Members shall review all proposed amendments to the Annual Operating Budget in the same manner as the Annual Operating Budget itself, except that references to a “twenty (20) day” approval period in the Annual Operating budget approval process shall be deemed to be a “ten (10) Business Day” approval period for purposes of reviewing and approving any such amendments.
Section 6.10    Reporting Requirements. The Manager shall do the following:
(A)    Within twenty (20) days after the end of each month, prepare and deliver to Investor Member such monthly reports as are required by the Management Agreement or as Investor Member may otherwise reasonably request;
(B)    Within forty-five (45) days after the end of each calendar quarter, prepare and deliver to Investor Member such quarterly reports as are required by the Management Agreement or as Investor Member may otherwise reasonably request;
(C)    Within ninety (90) days of the end of each Fiscal Year, prepare and deliver to Investor Member such annual reports as are required by the Management Agreement;
(D)    Cause the Company to deliver to Investor Member such tax information with respect to each Fiscal Year as is necessary for inclusion in Investor Member’s federal and state income tax and other tax returns as set forth in Section 8.1;
(E)    Within ninety (90) days of the end of each Fiscal Year, deliver to Investor Member (i) the balance sheet of the Company as of the end of such year and statement of income (loss), equity and statement of cash flow of the Company for such year, and (ii) a statement of cash available for distribution and actual cash distributions for such year, all of which shall be audited annually by the Company Accountant. All audited financial statements required under this paragraph shall be accurate in all material respects, shall reflect all necessary elections, corrections, adjustments or policy changes and shall present fairly the financial position and results of the Company;
(F)    Within five (5) Business Days of the occurrence of any of the following events, give notice to Investor Member of (i) any default under any financing or breach of or default under any other material agreement to which the Company is a party, (ii) any default in the payment of

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property taxes with respect to any Property, or (iii) any matter which could result in a substantial and material loss (i.e., greater than $100,000) to the Company or its Subsidiaries; and
(G)    Promptly deliver to Investor Member such additional information regarding the Company as Investor Member may reasonably request from time to time.
All of the above reports, balance sheets or other financial statements shall be prepared in accordance with GAAP and in accordance with such other requirements as each Member requires for its parent entity’s financial reporting purposes.
All accounts, books and records shall be kept and maintained at the principal office of the Company and shall be available for inspection by and on behalf of the Members during normal business hours.
Section 6.11    Agreements with PECO Affiliates. The Company anticipates that, subject to Approval of the Members, the Company will be entering into the Management Agreement and other agreements (any of the foregoing, a “PECO Agreement”) with one or more PECO Group Members. PECO Member agrees that (i) upon the request of Investor Member, it shall disclose to the other Members in writing any direct or indirect ownership or financial interest among any PECO Group Member or any officer of PECO and any Person who furnishes goods, services or materials to or for the benefit of the Company, and (ii) except as otherwise Approved by the Members, any goods, services or materials furnished by any PECO Group Member to the Company shall be furnished at an arm’s length price and on substantially similar terms to those provided in third party transactions. The entry into, and any modification or termination of, any PECO Agreement or any portion thereof shall (except as otherwise provided hereinbelow) be subject to the Approval of the Members. PECO Member (acting as Manager or otherwise) shall not have the right to waive provisions of, or rights under, grant consents under, or amend, any PECO Agreement on behalf of the Company without the Approval of the Members. Notwithstanding anything to the contrary contained in this Agreement, upon the Approval of the Members, but without the Approval of PECO Member, the Members shall have the sole and exclusive right on behalf of and in the name of the Company to take or decide not to take any of the following actions, and no consent of PECO Member shall be required with respect thereto:
(i)    The exercising of any right to terminate or cancel, or to enforce or exercise other remedies under, any PECO Agreement (in each case, to the extent permitted under the applicable agreement); and
(ii)    In the event of the termination or cancellation of any PECO Agreement following a default or event of default (other than a default or event of default by the Company), the entry into a successor agreement serving the same (or equivalent) purpose and function with a qualified and reputable replacement party unaffiliated with Investor Member.
No Manager, Member or Affiliate of a Manager or Member shall be entitled to be paid any brokerage commission by the Company except as expressly authorized by this Agreement or any other agreement Approved by the Members.

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Section 6.12    Property Insurance. The Company shall carry and maintain in force liability, casualty and such other insurance with respect to the Company’s properties and assets, and in such amounts and coverages, all as shall be reasonably required by Investor Member, in accordance with the standard requirements of Investor Member’s beneficial owner, at the expense of the Company. All such policies shall contain a provision that such policies shall not be canceled or materially amended without at least thirty (30) days’ prior written notice to Investor Member (at such address as is furnished for this purpose by Investor Member).
Section 6.13    Contribution Agreement. The Manager shall cause the Company to exercise and enforce the rights of the Company and its Subsidiaries under the Contribution Agreement in a customary, commercially reasonable manner as if such Contribution Agreement were entered into with unaffiliated third parties. In the event that (i) the contributors under the Contribution Agreement materially breach any of the representations or warranties made by the contributors thereunder or if the Company materially breaches any representations or warranties made by the Company in favor of the Investor Member, or (ii) the Company is entitled to indemnification pursuant to the Contribution Agreement, then in each of the foregoing circumstances, if the Manager determines in its reasonable discretion that it is in the best interest of the Company or its Subsidiaries not to enforce the rights of the Company or the Investor Member under the Contribution Agreement, the Manager shall (x) consult with the Investor Member regarding such determination (including providing a summary of the reason for such determination), which determination and consultation shall be conducted by the Manager in a timely manner (bearing in mind the time limitations set forth in the Contribution Agreement) so as not to prejudice the related rights of the Members (including, to the extent applicable, rights of direct enforcement as third party beneficiaries) and (y) upon approval and direction by the Investor Member in its sole and absolute discretion, be required to enforce such rights on behalf of the Company.

Article VII
EXCULPATION AND INDEMNIFICATION
Section 7.1    Performance of Duties; No Liability. No Member or Manager of the Company shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements. No Member or Manager of the Company or shareholder, general or limited partner, members or other holder of an equity in interest of any Member or Manager, or officer, director or manager of any of the foregoing shall be liable to the Company, any Subsidiary of the Company, or to any other Member for any loss or damage sustained by the Company or to any Member, unless and only to the extent that the loss or damage shall have been the result of (i) gross negligence, fraud or intentional misconduct by the Member or Manager in question, (ii) breach of such Person’s duties pursuant to this Agreement, or (iii) breach of any representation and warranty made by the Member or Manager in question to the Company or any other Member under this Agreement or in any document or certification expressly contemplated hereunder except for the Contribution Agreement. In performing his, her, or its duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports

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or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or Manager; or any other Person who has been selected with reasonable care by or on behalf of the Company, or the Manager in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence; any act taken or omitted to be taken in reliance upon the information, opinion, reports or statements of the foregoing Persons or groups shall be conclusively presumed to have been done or omitted in with Due Care. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member or Manager of the Company or shareholder, general or limited partner, members or other holder of an equity in interest of any Member or Manager, or officer, director or manager of any of the foregoing shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company (or any combination of the foregoing) or a shareholder, general or limited partner, members or other holder of an equity in interest of any Member or Manager, or an officer, director or manager of any of the foregoing.
Section 7.1    Confidential Information. Without limiting the applicability of any other agreement to which any Member may be subject, no Member or Manager shall, directly or indirectly, disclose to third parties or use for its own benefit at any time, either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Member or Manager is or becomes aware. Each Member and Manager in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure to third parties, misuse, espionage, loss and theft. Notwithstanding the above, a Member or Manager may disclose Confidential Information to the extent (i) the disclosure is necessary for the Member, Manager and/or the Company’s agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (ii) the disclosure is required by law (including any applicable securities laws and/or stock exchange listing requirements, as the same are reasonably interpreted by REIT Member or Manager in respect of reporting obligations of REIT Member, REIT Parent or any successor or Affiliate) or a court order, or (iii) necessary to enforce its rights hereunder.
Section 7.2    Transactions Between the Company and the Members.
(a)    Notwithstanding that it may constitute a conflict of interest, the Members, the Manager or their respective Affiliates may engage in any transaction with the Company (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service with the Company) so long as such transaction is at arm’s length and Approved by the disinterested Members. For the avoidance of doubt and except as expressly set forth in this Agreement to the contrary, the Company hereby waives any duty of the Members or their Affiliates to surrender to the Company any business opportunities related to the business of the Company that are presented to such Members or their Affiliates.

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(b)    Notwithstanding anything to the contrary contained in this Agreement, the disinterested Members shall, without the Approval of any conflicted Member, have the sole and exclusive right on behalf of and in the name of the Company to take or decide not to take any of the following actions, and no consent of the conflicted Member shall be required with respect thereto:
(1)    The exercising of any right to terminate or cancel, or to enforce or exercise other remedies or consent rights under, any agreements with a Member or its Affiliates (in each case, to the extent permitted under the applicable agreement); and
(2)    In the event of the termination or cancellation of any agreement with a Member or its Affiliates following a default or event of default (other than a default or event of default by the Company), the entry into a successor agreement serving the same (or equivalent) purpose and function with a qualified and reputable replacement party.
Section 7.3    Right to Indemnification. Subject to the limitations and conditions provided in this Article VII, each Member or Manager of the Company or shareholder, general or limited partner, members or other holder of an equity in interest of any Member or Manager, or officer, director or manager of any of the foregoing (collectively, the “Indemnitees”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, investigation or inquiry, whether civil, criminal, administrative or arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment requires the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against any losses, claims, demands, liabilities, costs, damages, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”) in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs, unless it shall be determined by a court of competent jurisdiction that such Loss shall have been the result of (i) gross negligence, fraud or intentional misconduct by the Member or Manager in question, (ii) breach of such Person’s duties pursuant to this Agreement, or (iii) breach of any representation and warranty made by the Member or Manager in question to the Company or any other Member under this Agreement or in any document or certification expressly contemplated hereunder except for the Contribution Agreement, in which case such indemnification shall not cover such resulting Loss. Indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity or retain the status which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. Any right to indemnification under this Article VII shall be paid solely out of and to the extent of the Company’s

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assets and shall not be a personal obligation of any Member, and in no event will any Member be required, or permitted without the Unanimous Approval of the Members, to contribute additional capital to the Company to enable the Company to satisfy any obligation under this Article VII.
Section 7.4    Advance Payment. The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company promptly, and in any event within ten (10) days, the reasonable expenses incurred by a Person (other than a Manager of the Company or any of its Subsidiaries thereof in respect of claims by the Company or any of its subsidiaries thereof against such Manager in such Manager’s capacity as such) entitled to be indemnified under Section 7.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall be determined by a court of competent jurisdiction that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.
Section 7.5    Indemnification of Agents. The Company may, with the Unanimous Approval of the Members, indemnify and advance expenses to an agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 7.3 and Section 7.4.
Section 7.6    Indemnitor of First Resort. It is hereby acknowledged that certain Indemnitees (the “Specified Indemnitees”) may have rights to indemnification and advancement of expenses provided by a Member, Manager or their respective Affiliates (directly or by insurance retained by such entity) (collectively, the “Member Indemnitors”). It is hereby agreed and acknowledged that (a) the Company is the indemnitor of first resort with respect to the Specified Indemnitees, (b) the Company shall be required to advance the full amount of expenses incurred by the Specified Indemnitees in accordance with Section 7.4 (or any other agreement between the Company and the Specified Indemnitees), without regard to any rights the Specified Indemnitees may have against the Member Indemnitors and (c) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. It is further agreed that no advancement or payment by the Member Indemnitors on behalf of the Company with respect to any claim for which the Specified Indemnitees have sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Indemnitee against the Company.
Section 7.7    Indemnity Survival Period. The provisions of the foregoing Sections Section 7.3, Section 7.4 and Section 7.6 shall survive for a period of twelve (12) months from the date of dissolution of the Company; provided that, if at the end of such period there are any Proceedings, appeals, inquiries or investigations then pending, any Indemnitee may so notify the

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Company and the other Members at such time (which notice shall include a brief description of each such Proceedings, appeals, inquiries or investigations and the Losses asserted therein) and the provisions of the foregoing Sections Section 7.3, Section 7.4 and Section 7.6 shall survive with respect to each such Proceeding, appeal, inquiry or investigation set forth in such notice (or any related Proceedings, appeals, inquiries or investigations based upon the same or similar claim) until such date that such Proceeding, appeal, inquiry or investigation is finally resolved.
Section 7.8    Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse reasonable out of pocket expenses incurred by an employee of Member or Manager or agent in connection with his or her appearance as a witness or other participation in a Proceeding arising out of his or her work on behalf of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.
Section 7.9    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Member, Manager or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.
Section 7.10    Insurance. The Company shall obtain and maintain, at its expense, insurance to protect itself and any Member, Manager, or other agent of the Company against any expense, liability or loss for which such Person would be entitled to indemnification from the Company pursuant to this Article VII.
Section 7.11    Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.
Section 7.12    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company. Neither the Members nor any Manager shall be required to lend any funds to the Company. Each of the Members shall only be liable to make payment of its respective Member Commitment as and when due hereunder and other payments as expressly provided in this Agreement, including without limitation any Guaranty Reimbursement Obligations. If and to the extent a Member’s Member Commitment shall be fully paid, such Member shall not, except as required to fund Guaranty Reimbursement Obligations or by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions.
Article VIII
TAXES

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Section 8.1    Tax Returns; Tax Elections. The Manager shall cause to be prepared (by the Company Accountant) and filed all necessary federal and state tax returns (including amended tax returns) and related filings for the Company. The Manager shall provide the Members for review all income tax returns at least forty five (45) days prior to filing. All material tax elections shall be made or revoked by Unanimous Approval of the Members. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. The Company shall furnish preliminary pertinent information (which information shall be an estimate based on the information available to the Company at such time) to the Members that is necessary to determine amounts includable on their tax returns with respect to the Company not later than sixty (60) days after the end of the Taxable Year and shall deliver to the Members a final version of such information, including Schedule K-1s, not later than thirty (30) days prior to the due date of the Company federal income tax return (including any extension). Copies of all income tax returns shall be furnished to the Members upon preparation. With respect to tax-related matters requiring Unanimous Approval of Members that are not contained in Schedule 6.3, the Members shall cooperate in good faith to reach a consensus on all matters requiring Unanimous Approval.
Section 8.2    Tax Matters Partner. Investor Member shall serve as the tax matters partner (subject to replacement) as and when required pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”), to the extent applicable for taxable years beginning before January 1, 2018, and such Tax Matters Partner and PECO Member shall each be a “notice partner” within the meaning of Section 6223 of the Code. Investor Member (or any Person selected by Investor Member) shall be designated as the “partnership representative” of the Company for purposes of the Partnership Tax Audit Rules, and Investor Member is authorized to take (or cause the Company to take) such other actions as may be necessary pursuant to Treasury Regulations or other guidance to cause Investor Member (or any Person selected by Investor Member) to be designated as the “partnership representative” and each Member agrees to consent to such designation to the extent requested by Investor Member. The Tax Matters Partner or the partnership representative, as applicable, is authorized to represent the Company before the Internal Revenue Service (or other applicable tax authority). The Tax Matters Partner or the partnership representative, as applicable, shall promptly provide PECO Member with copies of all material notices and other written communications relating to the Company received by the Tax Matters Partner or the partnership representative, as applicable, from the Internal Revenue Service (or other applicable tax authority) or sent by the Tax Matters Partner or the partnership representative, as applicable, to the Internal Revenue Service (or other applicable tax authority) (which communications or correspondence shall be promptly submitted to PECO Member for its review and comment, which comment (if any) the Tax Matters Partner or the partnership representative, as applicable, shall consider in good faith, prior to sending; provided, however, that if the matter in question could reasonably be expected to have a material adverse effect on the REIT Parent’s qualification as a REIT, then the Tax Matters Partner or the partnership representative, as applicable, shall also obtain the prior written consent of PECO Member, which consent shall not be unreasonably withheld, prior to sending) and shall notify PECO Member of all meetings, conferences or any other correspondence with the Internal Revenue Service (or other applicable tax authority). To the extent permitted by law, PECO Member shall have the right to participate in any meeting, conference, audit or other proceeding with the Internal Revenue Service (or other applicable tax authority). Whether or not PECO Member elects to participate in any

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meeting, conference, audit or other proceeding, the Tax Matters Partner or the partnership representative, as applicable, shall keep PECO Member reasonably informed of the progress of such matter and, if such matter could reasonably be expected to have a material adverse effect on the REIT Parent’s qualification as a REIT, the Tax Matters Partner or the partnership representative, as applicable, may not settle such matter, agree to any election or take (or fail to take) any other action in connection with any such matter (including pursuant to the Partnership Tax Audit Rules) without the prior written consent of PECO Member, which consent shall not be unreasonably withheld. Promptly following the written request of the Tax Matters Partner, the partnership representative or PECO Member, as applicable, the Company shall, to the fullest extent permitted by law, reimburse and indemnify such Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by such Member in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company. The provisions of this Section 8.2 shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service (or other applicable tax authority) any and all matters regarding the income taxation of the Company or the Members.
Section 8.3    Reserves. The Manager may from time to time cause the Company to establish such reasonable cash reserves as it shall reasonably determine (including, without limitation, for real estate taxes and income taxes imposed on the Company). All such reserves shall be maintained in Short Term Investments.
Section 8.4    Code Section 83 Safe Harbor Election. By executing this Agreement, each Member authorizes and directs the Company to elect to have the safe harbor described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. Solely for purposes of making such safe harbor election, PECO Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such safe harbor election by PECO Member constitutes execution of a “safe harbor election” in accordance with Section 3.03(1) of the IRS Notice. The Company and each Member hereby agree to comply with all requirements of the safe harbor described in the IRS Notice.
Article IX
TRANSFERS AND OTHER EVENTS
Section 9.1    Transfer of Interest. Except as provided in this Article IX, no Member shall have the right to Transfer, whether voluntarily or involuntarily or by operation of law, all or any portion of its, his or her Membership Interest or Economic Interest to any Person (an “Assignee”) without the prior Approval of the other Members. It shall additionally be deemed a Transfer of a Membership Interest or Economic Interest, in violation of such restrictions, if any interest in a

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Member is the subject of a Transfer or if, with respect to REIT Member, a Change of Management occurs (except for any Permitted Transfer as set forth below). Notwithstanding the foregoing, the following Transfers shall be permitted (collectively, “Permitted Transfers”):
(C)    any Transfer
(i)    by Investor Member or REIT Member of its entire direct Membership Interest or Economic Interest to any single Affiliate; provided that, with respect to REIT Member, any such Affiliate shall be managed or Controlled by PECO, Jeff Edison, or at least five (5) Approved Senior Officers;
(ii)    of direct or indirect ownership interests in Investor Member or REIT Member (or any Successor Entity); provided that, after giving effect to the Transfer, (a) with respect to REIT Member, (I) no Change of Management shall have occurred, or (II) REIT Member shall be Controlled or owned, directly or indirectly, by a manager that, together with its Affiliates, manages (including self-manages) at least 5,000,000 square feet of institutional quality real estate assets, or (III) REIT Member shall be acquired by, merged with or otherwise consolidated into, an entity directly or indirectly Controlled by, a PECO Group Member or a manager that, together with its Affiliates, manages (including self-manages) at least 5,000,000 square feet of institutional quality real estate assets, and (b) with respect to Investor Member, TPG Control Sponsor Controls Investor Member; or
(iii)    of direct or indirect ownership interests in PECO Member (or any Successor Entity), or any merger, consolidation or other similar transaction, provided such Transfer (or other such transaction) does not result in a Change of Management; and
(D)    an assignment by PECO Member of the Promote to an Affiliate designee that is managed by PECO, Jeff Edison, or at least five (5) of the Approved Senior Officers.
Section 9.2    Assignments Generally; Substituted Member. Without limiting the provisions of Section 9.1, a Transfer shall be valid hereunder only if:
(M)    the transferring Member (the “Transferring Member”) and the Assignee each execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by a Member to effect such Transfer and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement;
(N)    the Transferring Member and Assignee provide to the Members the Assignee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any interest Transferred until the Members have received such information;
(O)    the Transferring Member furnishes to the Company (unless waived by the Members) an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the

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other Member, that (i) the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended, (ii) the Transfer will not cause the Company to be taxed as a corporation pursuant to Section 7704 of the Code, (iii) the Transfer will not cause a termination of the Company for federal or, if applicable, state income tax purposes, and (iv) either the interest Transferred has been registered under the Securities Act and any applicable state securities laws or the Transfer is exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities; and
(P)    the Transferring Member reimburses the Company for all costs and expenses that the Company reasonably incurs in connection with the Transfer.
Section 9.3    Rights and Obligations of Assignees and Transferring Members.
(D)    A Transfer by a Member or other Person shall not itself dissolve the Company or entitle the Assignee to become a Member or exercise any rights of a Member.
(E)    A Transfer in violation hereof by a Member shall eliminate the Member’s power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest shall not be counted as outstanding in proportion to the extent of the interest Transferred. A Transfer shall not otherwise eliminate the Member’s entitlement to any rights associated with the Member’s remaining interest, including, without limitation, rights to information, and shall not cause the Member to be released from any liability to the Company solely as a result of the Transfer.
(F)    An Assignee that is not admitted as a Member pursuant to Section 9.1 and Section 9.2 shall be entitled only to the Economic Interest with respect to the interest transferred (the “Transferred Interest”) and shall have no other rights (including, without limitation, rights to any information or accounting of the affairs of the Company or to inspect the books or records of the Company) with respect to the Transferred Interest. The Assignee shall nevertheless be subject to all of the obligations applicable to a Member under this Article IX (including any obligations under Section 12.3 attributable to taxes, penalties and interest allocable to the Transferring Member and/or the Transferred Interest). If the Assignee becomes a Member, the voting and other rights associated with the interest held by the Assignee shall be restored and be held by the Member along with all other rights with respect to the Transferred Interest. The Assignee shall have no liability as a Member solely as a result of the Transfer.
Section 9.4    Effect of Admission of Member on Transferring Member and Company. Notwithstanding the admission of an Assignee as a Member, the Transferring Member shall not be released from any obligations to the Company existing as of the date of the transfer (other than obligations of the Transferring Member to make future Capital Contributions), but such admission shall cause Transferring Member to cease to be a Member with respect to the interest Transferred when the Assignee becomes a Member. In any such case, the admission of the Assignee as a Member shall constitute the requisite consent of the Members to continue the business of the Company notwithstanding that such admission will cause the termination of the membership of the Transferring Member with respect to the interest Transferred.

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Section 9.5    Distributions and Allocations Regarding: Transferred Interests. Upon any Transfer during any Fiscal Year of the Company made in compliance with the provisions of this Article IX, profits, losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the Transferring Member and the Assignee by taking into account their varying interests during such Fiscal Year, using any conventions permitted by law and selected by the Members. All distributions on or before the date of such Transfer shall be made to the Transferring Member and all distributions thereafter shall be made to the Assignee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as the date of such Transfer, and provided, further, that, if the Company does not receive a notice stating the date such interest was Transferred and such other information as the non-Transferring Member may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Member that, according to the books and records of the Company, was the owner of the interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor the Members shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.5, whether or not the Company or the Members have knowledge of any Transfer of any interest.
Section 9.6    Required Amendments: Continuation. If and to the extent any Assignee is admitted as a Member pursuant to Section 9.4, this Agreement shall be amended to admit such Assignee as a Member and to reflect the elimination of the Transferring Member (or the reduction of such Membership Interest) and (if and to the extent then required by the Act) a certificate of amendment to the Certificate reflecting such admission and elimination (or reduction) shall be filed in accordance with the Act. The admission of any substitute Member pursuant to this Article IX shall be deemed effective on the effective date of such amendment to this Agreement.
Section 9.7    Resignation. No Member shall have the right to resign or withdraw as a Member without the prior written Approval of the other Member, which may be given or withheld in its sole and absolute discretion. Any Member that resigns without the Approval of the other Member in contravention of this Section 9.7 shall be liable to the Company for all damages caused by the resignation of such Member, and such Member shall be entitled to receive the fair value of his, her or its Membership Interest as of the date of his, her or its resignation (or, if less, the fair value of his, her or its interest as of the winding up of the Company), as conclusively determined by the Members, only following the occurrence of the winding up of the Company.
Section 9.8    No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Membership Interest, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, or other transaction involving the Company or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation or other document effectuating such transaction.
Section 9.9    Void Assignment. Any Transfer by any Member in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or

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any other party. In the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member. All rights provided under this Article IX shall be subject to the terms of any applicable Mortgage Loan documents.
Section 9.10    Buy-Sell.
(A)    Following any Deadlock Event, any Member may make an offer (a “Buy-Sell Offer”) to the other Member pursuant to the terms of this Section 9.10. To make a Buy-Sell Offer, the initiating Member (the “Buy-Sell Initiating Member”) shall provide to the other Member (the “Buy-Sell Responding Member”) written notice (a “Buy-Sell Notice”) no later than ninety (90) days following the applicable Deadlock Event. If no Buy-Sell Notice is delivered within such ninety (90) day period, the Members shall have waived their rights to send a Buy-Sell Notice with respect to the subject Deadlock Event. A Buy-Sell Notice shall include the Buy-Sell Initiating Member’s offer (which shall be irrevocable) either (a) to purchase from the Buy-Sell Responding Member all, but not less than all, of the Buy-Sell Responding Member’s Membership Interest or (b) to sell all, but not less than all, of its own Membership Interest to the Buy-Sell Responding Member. The Buy-Sell Notice shall specify the gross purchase price (the “Buy-Sell Price”) which the Buy-Sell Initiating Member would pay for all of the assets of the Company.
(B)    Upon receipt of a Buy-Sell Notice, the Buy-Sell Responding Member shall have thirty (30) days thereafter to elect, by written notice to the Buy-Sell Initiating Member (the “Buy-Sell Election Notice”), either to:
(i)    cause the Buy-Sell Responding Member’s Membership Interest to be sold to the Buy-Sell Initiating Member for a cash purchase price equal to the Selling Member Value (defined below); or
(ii)    purchase the Membership Interest of the Buy-Sell Initiating Member for a cash purchase price equal to the Selling Member Value;
provided that failure by the Buy-Sell Responding Party to serve such a Buy-Sell Election Notice on the Buy-Sell Initiating Party within such thirty (30) day period shall be deemed to be an election by the Buy-Sell Responding Party to sell the Buy-Sell Responding Party’s Membership Interest to the Buy-Sell Initiating Party for sale pursuant to this Section 9.10(B). The Membership Interest to be sold as a result of the Buy-Sell Election Notice (or deemed election, if applicable) are referred to herein as the “Buy-Sell Interest.”
The “Selling Member Value” shall be the amount the selling Member would receive on account of its Membership Interests if (i) the assets of the Company were sold for the Buy-Sell Price, (ii) all liabilities of the Company (including Default Company Loans and other outstanding Indebtedness, provided that with respect to any applicable Mortgage Loans that are not prepayable without penalty or other material expense, such liabilities shall be deemed to include the lesser of (a) all loan assumption and transfer fees and costs payable to the applicable Lender in connection with a transfer of the Property subject to such Mortgage Loans, or (b) all prepayment premiums or defeasance costs or other material expenses associated with prepayment of such Mortgage Loans)

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were paid in full, (iii) real estate taxes and other income and expenses customarily prorated were prorated on an accrual basis (provided that the Company, as seller, shall not be deemed entitled to any credit for past due rent), and (iv) the remaining proceeds of the Company were distributed to the Members in accordance with Section 5.3.
(C)    Cash Deposit.
(i)    The Member designated as the purchaser of the Buy-Sell Interest pursuant to Section 9.10(B) above shall, within five (5) Business Days of such designation, make a cash deposit in escrow with a bank or other financial institution selected by the Member designated as the seller of the Buy-Sell Interest in an amount calculated in accordance with Section 9.10(C)(ii) below.
(ii)    The cash deposit (the “Buy-Sell Deposit”) referred to in Section 9.10(C)(i) above shall be equal to five percent (5%) of the Buy-Sell Price. In the event that the buying Member fails to complete such purchase within the thirty (30) day period provided in Section 9.10(D), then (a) notwithstanding anything to the contrary in this Section 9.10, such buying Member shall be prohibited from initiating any Buy-Seller Offer as the Buy-Sell Initiating Member subsequent to such failure, and (b) the selling Member may retain the Buy-Sell Deposit and either:

(1)	purchase the Buy-Sell Interest for a cash purchase price equal to ninety percent (90%) of the Buy-Sell Price; or

(2)	exercise any other rights or remedies available at law or in equity.
(D)    Completion of Sale. Completion of the sale and purchase of the Membership Interest of the selling Member under this Section 9.10 shall take place at the Chicago office of Chicago Title and Trust Company, as escrowee, no later than the date which is thirty (30) days after the delivery (or if delivery is not made, the last day upon which delivery may be made pursuant to this Section 9.10) of the Buy-Sell Election Notice. Simultaneous with the sale and purchase of the Buy-Sell Interest, the Company and its Members shall execute such documents, and shall cause the Lender under the Mortgage Loan (or any other loan) to execute such documents as reasonably necessary to release the Selling Member from any and all obligations under the Mortgage Loan, any other loan and any Lender Guarantees, or to otherwise comply with any applicable loan documents. Any transfer, stamp and other taxes imposed on the transfer shall be payable by the purchasing Member, and all other associated costs with the transfer shall be borne equally by the Members. Any Membership Interest sold pursuant to this Section 9.10 shall be conveyed free and clear of any liens or other encumbrances (other than the Mortgage Loan, if applicable).
(E)    Enforcement. The Members hereby agree that the rights to be sold pursuant to this Section 9.10 are special and unique. Accordingly, the Members agree that the buy-sell arrangements contained in this Agreement shall be specifically enforceable. Additionally, in the event of any dispute between the Members with respect to such buy-sell arrangements, the prevailing party in any litigation shall be entitled to collect its reasonable attorneys’ fees and expenses from the non-prevailing party.

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(F)    Structure of Buy-Sell. The purchasing Member may designate a grantee (other than such Member) as the purchaser of the Membership Interest being purchased, provided that the purchasing Member shall not thereby be relieved of any of its obligations under this Section 9.10.
Article X
REIT PROTECTION PROVISIONS.
Section 10.1    Generally.
The Members acknowledge and agree that the REIT Member is an Affiliate of REIT Parent and that REIT Parent is a real estate investment trust for U.S. federal income tax purposes (a “REIT”) and is therefore subject to the requirements set forth in Code Sections 856 through 859. Notwithstanding anything herein to the contrary, each Member acknowledges and agrees that, for so long as REIT Parent (which term also refers to any successor to REIT Parent, whether by merger or otherwise, that also is intended to qualify as a REIT) directly or indirectly owns interests in the Company, through REIT Member or otherwise, it is intended that the Company and each Subsidiary shall be operated in such a manner so that REIT Parent can continue to so qualify as a REIT and avoid U.S. federal income and excise tax liability to the extent permitted under the Code. The Company shall, promptly upon the request of REIT Member, make available to REIT Member all data and information in the possession of the Company which is determined by REIT Member to be necessary or helpful to (1) determine the tax treatment of REIT Parent, or (2) monitor REIT Parent’s compliance with the requirements relating to the status of REIT Parent as a REIT. In the event of any conflict or inconsistency between the terms of this Article X and any other provision of this Agreement, the terms of this Article X shall control.
Section 10.2     Covenants.
Notwithstanding anything else in this Agreement or otherwise, the Members acknowledge and agree that neither the Company nor any Subsidiary shall, without the prior written consent of REIT Member:
(G)    directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise) or own any equity interest in any corporation, partnership, limited liability company, trust, or other entity, except in the case of interests in money market accounts or in an entity that is either (1) disregarded as separate from the Company for U.S. federal income tax purposes or (2) treated as a partnership for U.S. federal income tax purposes (subject to the condition that such partnership shall have agreed to be bound by the entirety of this Article X), with the prior written consent of REIT Member;
(H)    directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise), own, or originate any loan or debt instrument, or consent to any modification, alteration, or amendment of any of the same; provided that this Section 10.2(B) shall not restrict the Company’s ownership of bank time deposits or interests in money market accounts;
(I)    directly or indirectly enter into any lease with a Person (A) that is a corporation for U.S. federal income tax purposes, if REIT Parent would be considered to own (x) ten

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percent (10%) or more of the total value of shares of all classes of stock of such Person or (y) stock of such Person possessing ten percent (10%) or more of the total combined voting power of all classes of stock of such Person entitled to vote, or (B) that is an entity that is not a corporation for U.S. federal income tax purposes, if REIT Parent would be considered to own an interest of ten percent (10%) or more in the assets or net profits of such Person, with ownership by REIT Parent in either case determined taking into account the rules for constructive ownership described in Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code (a “Related Party Tenant”);
(J)    directly or indirectly enter into any lease which provides for rent based on any Person's net income or profits;
(K)    directly or indirectly derive more than a de minimis amount (i.e., more than 0.8% of all amounts received or accrued during such taxable year directly or indirectly by the Company with respect to any property) of “impermissible tenant service income” (as defined under Code Section 856(d)(7)) from any property;
(L)    directly or indirectly permit any sublease or license of any portion of any Property if either (A) the rent or other amounts to be paid by the proposed subtenant or licensee thereunder would be based, in whole or in part, on the income or profits derived by such proposed subtenant or licensee from the property, or (B) the sublessee or licensee, as the case may be, would be a Related Party Tenant;
(M)    directly or indirectly permit any assignment of a lease (or sublease or license) of any portion of any Property if either (A) any amounts to be paid by the proposed assignee thereunder to the assignor would be based, in whole or in part, on the income or profits derived by such proposed subtenant or licensee from any property, or (B) the assignee would be a Related Party Tenant;
(N)    enter into any lease which provides for the rental of personal property, except a lease which provides for the rental of both personal property and real property and in which the rent attributable to such personal property for the taxable year does not exceed ten percent (10%) of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease (as determined pursuant to Code Section 856(d)(1));
(O)    elect to be taxed as, or otherwise take any action or position the effect or import of would be that the Company, any Subsidiary, or any of their subsidiaries is or would be treated as, other than a partnership or disregarded entity for U.S. federal income tax purposes;
(P)    provide services or amenities at any Property that are (i) not customarily provided to tenants of comparable properties in the same geographic area, unless such services or amenities are provided by an entity that would be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to REIT Parent (a “TRS”), or (ii) primarily for the convenience of the tenant, unless such services or amenities are provided either by an entity that (A) would be a TRS or (B) would qualify as an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) with respect to REIT Parent from which REIT Parent does not directly or indirectly derive any income;

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(Q)    enter into any lease of space for a term of less than thirty (30) days;
(R)    own assets other than real property, furniture, fixtures, equipment and intangible property associated with such real property, cash, bank time deposits or receivables which arise in the ordinary course of its rental business, such as rent from occupancy of space, to the extent such assets would exceed ten percent (10%) of the total assets of the Company;
(S)    directly or indirectly derive income in any taxable year other than rent from occupancy of real property and associated personal property, interest income from bank time deposits or gain from sale of properties that satisfy the requirements of the prohibited transaction safe harbor set forth in Section 857(b)(6)(C) of the Code with respect to REIT Parent, to the extent such income would exceed three percent (3%) of the total gross income of the Company for such year;
(T)    take any other action, if the Company or any Subsidiary is informed in writing by REIT Member in the exercise of REIT Member’s reasonable judgment, that such action could reasonably be expected to cause REIT Parent to lose its qualification as a REIT as a result of such specific action and not related to any other activities of REIT Parent; or
(U)    commit to do any of the foregoing.
Section 10.3    Right of First Offer.
In the event Investor Member desires to cause the Company to sell, dispose, convey or otherwise transfer a Property or interests therein (excluding, however, any such transfer pursuant to a foreclosure or deed-in-lieu of foreclosure of a Property) in a manner that fails to satisfy the requirements of the prohibited transaction safe harbor set forth in Section 857(b)(6)(C) of the Code with respect to REIT Parent, prior to consummating the sale of such Property, Investor Member shall provide REIT Member or its designated Affiliate with a right to purchase Investor Member’s and Manager’s interest in such Property or the applicable Subsidiary (the “Purchase Right”) on and subject to the following terms and conditions:
(D)    Prior to consummating a proposed sale of the Property or applicable Subsidiary, Investor Member shall give written notice (the “First Offer Notice”) to REIT Member setting forth an all-cash purchase price (the “ROFO Purchase Price”) for the sale of the Property or applicable Subsidiary.
(E)    REIT Member shall have thirty (30) days (the “ROFO Sale Election Period”) after the giving of the First Offer Notice to elect to exercise the Purchase Right for Investor Member’s and Manager’s interest in the Property or the applicable Subsidiary (such election to be made, if at all, by giving written notice thereof (the “Exercise Notice”) to Investor Member and Manager within the Election Period) for Investor Member’s and Manager’s share of the ROFO Purchase Price.
(F)    If REIT Member fails to exercise the Purchase Right, then Investor Member shall have the right to cause the Company to enter into an agreement to sell the Property to an independent third party at any time or times during the three hundred sixty-five (365)-day period (the “Initial Period”) that commences on the first day after the ROFO Sale Election Period, for a purchase price

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at least as favorable to the Company as the ROFO Purchase Price. If such an agreement for a sale for such purchase price and on such terms is not entered into within such Initial Period, then the Purchase Right will apply to any sale occurring subsequent to such Initial Period. Furthermore, if an agreement is executed during the Initial Period but the closing under such agreement does not occur within ninety (90) days after the end of the Initial Period, the Purchase Right will apply as to any sale occurring after such ninety (90) day period. A sale shall be deemed “at least as favorable” as that set forth in the Proposed Sale Notice if the net purchase price (after the payment by the Company of all of its expenses and prorations associated with the sale, including any real estate commissions), shall be not less than 95% of the ROFO Purchase Price (after deduction for customary expenses).
(G)        If REIT Member exercises the Purchase Right, then such parties shall use commercially reasonable efforts to negotiate a contract between REIT Member and Manager, on one hand, and Investor Member, on the other hand, pursuant to which REIT Member agrees to acquire Investor Member’s and Manager’s interest in the subject Property or the applicable Subsidiary, which contract shall provide (1) for a distribution prior to closing by the Company of its interests in the subject Property or Subsidiary to the Members in accordance with Section 5.3 (assuming, for this purpose, that the value of the Property is equal to the ROFO Purchase Price), and (2) for a closing date for such sale to be no later than ninety (90) days after the making of such election. Within five (5) Business Days after the delivery of the Exercise Notice, REIT Member shall deposit with Investor Member and Manager a deposit by certified or cashier’s check or wire transfer of immediately available federal funds in an amount equal to five percent (5%) of Investor Member’s and Manager’s share of the ROFO Purchase Price (together with interest therein, the “Deposit”). For purposes of this Section 10.3, “Investor Member’s share of the ROFO Purchase Price” and “Manager’s Share of the Purchase Price” shall mean, respectively, the amount Investor Member and Manager would receive if the applicable Property or Subsidiary were sold for an amount equal to the ROFO Purchase Price and the Net Operating Cash Flow resulting from such sale were distributed to the Members pursuant to Section 5.3 above. The Deposit shall be non-refundable to REIT Member in the event of a failure by REIT Member to consummate the purchase of Investor Member’s or Manager’s interest in the subject Property or Subsidiary on the closing date (other than solely by reason of a default by Investor Member or Manager), in which case (A) Investor Member may terminate any contract entered into pursuant to this Section 10.3 for the sale of its interest in the subject Property or Subsidiary, (B) Investor Member and Manager may retain the Deposit as liquidated damages and (C) REIT Member shall have no further rights under this Section 10.3 with respect to the subject Property and (D) thereafter, the Investor Member shall have the right to cause the Company to enter into an agreement to sell the Property to an independent third party at any time. The parties agree that damages to Investor Member and Manager will be difficult and impracticable to ascertain in connection with a default by REIT Member under this Section and the retention of the Deposit by Investor Member and Manager is a reasonable estimate of such damages from such default and shall not be considered a penalty. The Company and the Members shall execute such instruments of transfer as are customarily executed and reasonably requested to evidence and consummate the transfer of interests in the subject Property or Subsidiary from the Company to the Members and from the Members to the REIT Member in accordance with this Section 10.3; provided, however, that such documents shall indicate that the sale of Investor Member’s and Manager’s interest in the subject Property or Subsidiary is on an “As-Is” basis with

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no representations, warranties or indemnities whatsoever. REIT Member will not be entitled to the benefit of any due diligence or inspection periods in connection with an exercise of the Purchase Right.
Article XI
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 11.1    Dissolution.
(V)    The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:
(i)    the Unanimous Approval of the Members;
(ii)    the entry of a decree of judicial dissolution of the Company under Section 18 802 of the Act; and
(iii)    the Termination Date.
The death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.
Section 11.2    Liquidation and Termination. On dissolution of the Company, the Members shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation, including internal costs and expenses and reimbursement for time spent by liquidator, shall be borne as a Company expense and paid on a monthly basis. Until final distribution, the liquidators shall continue to operate the Company’s Properties. The steps to be accomplished by the liquidators are as follows:
(H)    As promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(I)    The liquidator(s) shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder.
(J)    The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any accrued Asset Management Fee) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine), except for any debts, liabilities and obligations of the Company to Members.

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(K)    The balance, if any, of the Company’s remaining assets shall be (i) paid to interest first and then principal on debts owing by the Company to the Members to the extent incurred in compliance with this Agreement, and then (ii) distributed to the Members in accordance with Section 5.3. In accordance with the provisions of Section 5.5 and Section 5.6, items of income, gain, deduction and loss for the final Taxable Year of the Company shall be allocated to the Members’ Capital Accounts in such a manner that the Members’ positive Capital Account balances shall be, immediately prior to the distribution pursuant to this Section 11.2(D), in such proportion. Distributions pursuant to this Section 11.2(D) shall be made by the end of the Taxable Year of the Company during which the liquidation occurs (or, if later, ninety (90) days after the date of the liquidation).
The liquidator(s) shall cause only cash, evidences of Indebtedness and other securities to be distributed in any liquidation. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. The distribution of cash and/or property to an Assignee who is not a Member in accordance with the provisions of this Section 11.2 constitutes a complete distribution to such Assignee of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
Section 11.3    Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XI, in the event the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the Company’s assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, the Company shall be deemed to have contributed its assets to a newly created limited liability company in exchange for such company’s assumption of the Company’s liabilities and equity interests in such new company. Immediately thereafter, the Company shall be deemed to have distributed the new limited liability company equity interests to the Members in accordance with their Capital Accounts.
Section 11.4    Deficit Capital Accounts. Notwithstanding any custom or rule of law to the contrary, to the extent that any Member has a deficit Capital Account balance, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.
Section 11.5    Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.
Article XII
GENERAL/MISCELLANEOUS PROVISIONS

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Section 12.1    Offset. Whenever the Company is to pay any sum to any Member, any amounts that such Member owes to the Company (including, without limitation, any amounts owed to the Company pursuant to the Contribution Agreement or any outstanding Guaranty Reimbursement Obligations) may be deducted from that sum before payment; provided that the full amount that would otherwise be distributed shall be debited from the Member’s Capital Account pursuant to Section 4.1.
Section 12.2    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18 802 of the Act) of the Company or for partition of the property of the Company.
Section 12.3    Indemnification and Reimbursement for Payments on Behalf of a Member.
(D)     If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal, state or local withholding taxes imposed with respect to any issuance of Membership Interests to a Member or any payments to a Member, federal withholding taxes with respect to foreign Persons, state personal property taxes, state personal property replacement taxes, state unincorporated business taxes, any taxes arising under the Partnership Tax Audit Rules, etc.), then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). At the option of the Members (other than the Indemnifying Member), either:
(i)    promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (provided that the amount paid shall not be treated as a Capital Contribution); or
(ii)    the Company shall reduce distributions that would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement).
For the avoidance of doubt, the Indemnifying Member’s obligations under this Section 12.3(A) shall not constitute a Capital Contribution and shall not be limited by the amount of its Member Commitment.
(E)     An Indemnifying Member’s obligation to make contributions to the Company under this Section 12.3 shall survive the transfer, forfeiture or other Disposition of the Indemnifying Member’s Membership Interest and the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 12.3, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Indemnifying Member under this Section 12.3, including instituting a lawsuit to collect such

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contribution with interest calculated at the Prime Rate plus five (5) percentage points per annum (but not in excess of the highest rate per annum permitted by law). No Member shall be entitled to be indemnified or be benefited by any indemnification with respect to any matter arising from its gross negligence or intentional misconduct.
(F)    The Manager shall attempt to allocate the burden of (or any diminution in distributable proceeds resulting from) any taxes, penalties or interest imposed on the Company pursuant to the Partnership Tax Audit Rules to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) where such allocations can be achieved without unwarranted expense and effort (as measured in relation to the aggregate amount in question) as determined by the Manager, provided that nothing in this Section 12.3(C) shall be construed to modify or replace the obligations of any Member pursuant to Section 12.3(A), and provided further that under no circumstances shall the Manager be liable for any such amounts.
Section 12.4    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and shall be deemed delivered: (i) upon delivery if delivered in person; (ii) if mailed by deposit in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or upon the date indicated in such return receipt; (iii) upon transmission if sent via telecopier, with a confirmation copy sent via overnight mail, provided that confirmation of such overnight delivery is received; or (iv) one (1) Business Day after deposit with a national overnight courier provided that confirmation of such overnight delivery is received. All notices, requests and consents to be sent to a Member must be sent to or made at the address (or facsimile number) given for that Member on Schedule 3.2, or such other address (or facsimile number) as that Member may specify by notice to the other Members. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Section 12.5    Agreement with Respect to ERISA Status. Each Member agrees to indemnify the Company and each other Member and each of their respective members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and Affiliates (and their respective members, managers, shareholders, partners, directors, officers, employees, agents, advisors, assigns, representatives and Affiliates) against any claims, losses, liabilities, damages, costs or expenses (including, without limitation, legal fees, judgments and expenses in connection therewith and amounts paid in defense and settlement thereof) to which any of such Persons may directly or indirectly become subject in connection with liabilities arising from or as a result of (i) breach of a Member’s representation under Section 3.2(C)(xiii), (ii) such indemnifying Member’s special or regulated status under ERISA or any similar laws or regulations and (iii) actions or omissions by such indemnifying Member in violation of ERISA or similar state laws governing governmental plans. The indemnification obligations under this Section 12.5 shall not be limited by the amount of a Member’s Member Commitment. The provisions of this Section 12.5 shall survive any termination of this Agreement.

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Section 12.6    Brokers and Finders. No Member has had any dealings regarding the subject matter of this transaction with any real estate broker or other Person who can claim a right to a commission or fee as a procuring cause of the transaction contemplated herein. In the event that any broker or other Person asserts a claim for a commission or fee based upon any alleged dealings with either party, the party with whom such broker or other Person allegedly dealt shall be responsible for such commission or fee and any expenses (including without limitation reasonable attorneys’ fees) incurred by the other party in defending against the same. The provisions of this Section 12.6 shall survive any termination of this Agreement.
Section 12.7    Public Announcements. No Member shall make any public announcement or filing with respect to the transactions provided for herein without the prior Approval of the other Members, except as permitted by this agreement or as otherwise agreed by the Members. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be coordinated by the Members.
Section 12.8    Entire Agreement. This Agreement and other written agreements among the Members and their Affiliates relating to the Company of even date herewith constitute the entire agreement among the Members relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.
Section 12.9    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.
Section 12.10    Amendment or Modification. This Agreement and any provision hereof may be amended or modified from time to time only by a written instrument Unanimously Approved by the Members; provided, however, that an amendment or modification reducing the required interest for any consent or vote in this Agreement shall be effective only with the consent or vote of Members having the interest theretofore required. Notwithstanding the preceding sentence, the Members may amend and modify the provisions of this Agreement (including Article V) and Schedule 3.2 hereto to the extent necessary to reflect the admission or substitution of any Member permitted under this Agreement.
Section 12.11    Severability. Should any provision of this Agreement be held to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon each Member with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Members further agree that any court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other

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modifications as it deems warranted to carry out the intent and agreement of the Members as embodied herein to the maximum extent permitted by law. The Members expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.
Section 12.12    Successors and Assigns. Except as otherwise provided herein, this Agreement is binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, administrators, executors, successors and permitted assigns.
Section 12.13    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 12.14    Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer set forth in Article IX) and (b) all of the provisions of the Certificate.
Section 12.15    Remedies. Subject to Section 12.16, the Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights at law or at equity existing in their favor. The Members agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement (and thus waive as defense that there is an adequate remedy at law), and that the Company or any Member may in his, her or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.
Section 12.16    WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, EACH MEMBER (FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND DISCLAIMS ALL RIGHTS TO CLAIM OR SEEK (WHETHER ON BEHALF OF IT OR THE COMPANY) ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES AND ACKNOWLEDGES AND AGREES THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE MEMBERS OR THE COMPANY MIGHT HAVE WITH RESPECT THERETO.
Section 12.17    Prevailing Parties. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Member to enforce its rights under this

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Agreement against any other Member, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Member in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Member; provided, that if a Member to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Member on an equitable basis.
Section 12.18    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 12.19    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.
Section 12.20    Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
Section 12.21    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.
Section 12.22    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
Section 12.23    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

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Section 12.24    Conflicts. In the event of a direct conflict between the provision of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 12.25    Time of the Essence Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Salt Lake City, Utah or San Francisco, California are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.
Section 12.26    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 12.27    Organizational Expenses. All fees and expenses incurred by the Company in connection with the organization and formation of the Company (excluding the respective legal fees of the parties in preparing and negotiating this Agreement) shall be paid by the Company.
Section 12.28 Use of Name. The Members agree that the names “Phillips Edison Value Added Grocery Venture, LLC,” “Phillips Edison”, “PECO” and all derivations thereof are the sole property of PECO Member or its Affiliates and that if for any reason PECO Member shall cease to be Manager or a Member of the Company, the Company, Investor Member or any succeeding member (as appropriate) shall file, with the Delaware Secretary of State, a Certificate of Amendment amending the name of the Company in a manner that it shall no longer contain reference to “Phillips Edison Value Added Grocery Venture, LLC,” “Phillips Edison”, “PECO” or any confusingly similar derivation thereof without the consent of PECO Member and shall take any and all other actions necessary to effectuate such name change. Except as otherwise agreed to by PECO Member, after such time as PECO Member shall cease to be Manager or a Member of the Company for any reason, the Company shall not, and Investor Member and any succeeding member shall cause the Company not to, engage in any business or other activity under, or hold itself out under the name “Phillips Edison Value Added Grocery Venture, LLC” or under any other name or trademark containing the words “Phillips Edison” or any trademark or tradename of PECO Member or any of its Affiliates, or any variation or combination of any of the foregoing, or any trademark or tradename confusingly similar to any of the foregoing, or any Internet domain name that consists of or incorporates any of the foregoing (collectively, the “Marks”). Immediately following the date upon which PECO

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Member shall cease to be Manager or a Member of the Company for any reason, the Company (i) shall destroy, or cause to be destroyed, all signage, labels, marketing materials, letterhead, stationary, business cards, and other supplies and materials in the possession of the Company or any Member or Subsidiary that contain any of the Marks, (ii) cease to use all email addresses and Internet domain names that contain any of the Marks, and (iii) remove and delete all web pages and similar materials owned or controlled by any Facility Party that contain any of the Marks. If for any reason PECO Member shall cease to be Manager or a Member of the Company, the provisions of this Section 12.28 shall also apply to any Subsidiary of the Company and all actions required by the Company under this Section 12.28 shall be required of such Subsidiaries. If for any reason PECO Member shall cease to be Manager or a Member of the Company, Investor Member and any succeeding member (as appropriate) shall have thirty (30) days to comply with the provisions of this Section 12.28. The parties hereto specifically recognize that PECO Member or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate), joint ventures and financial and service organizations containing the words “Phillips Edison” or “PECO” or any derivations thereof as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company, any Member or any succeeding member. Neither PECO Member nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the use of the names “Phillips Edison” or “PECO” or any derivations thereof (including, without limitation, as to whether the use of the name “Phillips Edison” or “PECO” or any derivations thereof will be free from infringement of the intellectual property rights of third parties).
[Remainder of page intentionally left blank;
signatures on following pages]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the Effective Date.
TPG RE II ELECTRICITY SPV, LP,
a Delaware limited partnership

By:    /s/ Clive Bode
Name:    Clive Bode
Title:    Authorized Officer

PECO VALUE ADDED GROCERY MANAGER, LLC,
a Delaware limited liability company

By:    /s/ Robert F. Myers
Name:    Robert F. Myers
Title:    Vice President

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PE OP II VALUE ADDED GROCERY, LLC,
a Delaware limited liability company

By:    PE Grocery Center OP GP II LLC
Its:     General Partner

By:    /s/ Robert F. Myers
Name:    Robert F. Myers
Title:    Vice President

CH\2243345.30